Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of February 11, 2010

by and among

CONSTAR, INC.,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION,

for itself, as a Lender and Swingline Lender and as Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

****************************************

GE CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Bookrunner

i

3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	32
3.20	Jurisdiction of Organization; Chief Executive Office	33
3.21	Locations of Inventory and Books and Records	33
3.22	Deposit Accounts and Other Accounts	33
3.23	Customer and Trade Relations	33
3.24	Bonding; Licenses	33
3.25	First Mortgage Notes Indenture	33
3.26	Full Disclosure	34
3.27	Foreign Assets Control Regulations and Anti-Money Laundering	34
3.28	Patriot Act	34

ARTICLE IV. AFFIRMATIVE COVENANTS		35

4.1	Financial Statements	35
4.2	Appraisals; Certificates; Other Information	36
4.3	Notices	38
4.4	Preservation of Corporate Existence, Etc.	40
4.5	Maintenance of Property	41
4.6	Insurance	41
4.7	Payment of Obligations	42
4.8	Compliance with Laws	43
4.9	Inspection of Property and Books and Records	43
4.10	Use of Proceeds	43
4.11	Cash Management Systems	43
4.12	Landlord Agreements	44
4.13	Further Assurances	44
4.14	Environmental Matters	44
4.15	Additional Collateral and Guaranties	45

ARTICLE V. NEGATIVE COVENANTS		46

5.1	Limitation on Liens	46
5.2	Disposition of Assets	48
5.3	Consolidations and Mergers	50
5.4	Acquisitions; Loans and Investments	51
5.5	Limitation on Indebtedness	52
5.6	Employee Loans and Transactions with Affiliates	54
5.7	Compensation	54
5.8	Margin Stock; Use of Proceeds	54
5.9	Contingent Obligations	55
5.10	Compliance with ERISA	56
5.11	Restricted Payments	56
5.12	Change in Business	56
5.13	Change in Organizational Documents	56
5.14	Changes in Accounting, Name or Jurisdiction of Organization	57

5.15	Amendments to First Mortgage Notes Documents	57
5.16	No Negative Pledges	57
5.17	OFAC; Patriot Act	58
5.18	Sale-Leasebacks	58
5.19	Hazardous Materials	58
5.20	Prepayments of Other Indebtedness	58

ARTICLE VI. FINANCIAL COVENANTS		59

6.1	Capital Expenditures	59
6.2	Minimum EBITDA	59

ARTICLE VII. EVENTS OF DEFAULT		59

7.1	Events of Default	59
7.2	Remedies	62
7.3	Rights Not Exclusive	63
7.4	Cash Collateral for Letters of Credit	63

ARTICLE VIII. THE AGENT		63

8.1	Appointment and Duties	63
8.2	Binding Effect	64
8.3	Use of Discretion	64
8.4	Delegation of Rights and Duties	65
8.5	Reliance and Liability	65
8.6	Agent Individually	67
8.7	Lender Credit Decision	67
8.8	Expenses; Indemnities; Withholding	68
8.9	Resignation of Agent or L/C Issuer	69
8.10	Release of Collateral or Guarantors	69
8.11	Additional Secured Parties	70

ARTICLE IX. MISCELLANEOUS		70

9.1	Amendments and Waivers	70
9.2	Notices	72
9.3	Electronic Transmissions	73
9.4	No Waiver; Cumulative Remedies	74
9.5	Costs and Expenses	75
9.6	Indemnity	75
9.7	Marshaling; Payments Set Aside	76
9.8	Successors and Assigns	76
9.9	Assignments and Participations; Binding Effect	76
9.10	Non-Public Information; Confidentiality	79
9.11	Set-off; Sharing of Payments	81
9.12	Counterparts; Facsimile Signature	82

9.13	Severability	82
9.14	Captions	82
9.15	Independence of Provisions	82
9.16	Interpretation	82
9.17	No Third Parties Benefited	82
9.18	Governing Law and Jurisdiction	82
9.19	Waiver of Jury Trial	83
9.20	Entire Agreement; Release; Survival	83
9.21	Patriot Act	84
9.22	Replacement of Lender	84
9.23	Joint and Several	85
9.24	Creditor-Debtor Relationship	85
9.25	Actions in Concert	85

ARTICLE X. TAXES, YIELD PROTECTION AND ILLEGALITY		85

10.1	Taxes	85
10.2	Illegality	89
10.3	Increased Costs and Reduction of Return	89
10.4	Funding Losses	90
10.5	Inability to Determine Rates	91
10.6	Reserves on LIBOR Rate Loans	91
10.7	Certificates of Lenders	91

ARTICLE XI. DEFINITIONS		92

11.1	Defined Terms	92
11.2	Other Interpretive Provisions	118
11.3	Accounting Terms and Principles	118
11.4	Payments	119
11.5	Dollar Equivalent	119
11.6	Electronic Transmission	119

SCHEDULES

Schedule 1.1	Revolving Loan Commitments
Schedule 3.5	Litigation
Schedule 3.5(a)	Audits
Schedule 3.7(a)	ERISA
Schedule 3.7(b)	UK Pension Plans
Schedule 3.9	Ownership of Property; Liens
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Inventory, Equipment and Books and Records
Schedule 3.24	Bonding; Licenses
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.9	Contingent Obligations
Schedule 11.1	First Mortgage Collateral

EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(c)	Form of Swing Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 4.15	Form of Joinder Agreement
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Swingline Note

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of February 11, 2010, by and among Constar, Inc., a Pennsylvania corporation (the “Borrower”), each of the other Persons party hereto that is designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender and as Swingline Lender, and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) and subject to the terms and conditions set forth in this Agreement to (a) refinance the Indebtedness under the Prior Credit Agreement, (b) fund certain fees and expenses associated with the funding of the Loans and (c) provide for working capital, capital expenditures and other general corporate purposes of the Borrower;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon the Collateral owned by it pursuant to the Collateral Documents;

WHEREAS, Constar International Inc., a Delaware corporation (“Holdings”), directly or indirectly owns all of the Stock and Stock Equivalents of each of the other Credit Parties, and is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of the Borrower and the other Credit Parties that it directly owns and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon the Collateral owned by it pursuant to the Collateral Documents;

WHEREAS, subject to the terms hereof, each Subsidiary of Holdings (other than (x) Constar International Holland (Plastics) B.V. (“Constar Holland”) and Constar Plastics of Italy S.R.L. (“Constar Italy”) and (y) the Borrower) is willing to guarantee all of the Obligations and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon the Collateral owned by it pursuant to the Collateral Documents (including, without limitation, in the case of Constar Foreign Holdings, Inc., a charge over all Stock and Stock Equivalents of Constar UK);

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Revolving Credit.

(i) Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1 under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(a) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the lesser of:

(x) the Borrowing Base in effect from time to time; or

(y) the Aggregate Revolving Loan Commitment then in effect;

less, in either case, the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans.

If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay the outstanding Revolving Loans and then cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner reasonably satisfactory to the L/C Issuers.

(ii) If the Borrower requests that Lenders make, or permit to remain outstanding Revolving Loans in excess of the Borrowing Base (any such excess Revolving Loan is herein referred to as an “Overadvance”), Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans in excess of the Aggregate Revolving Loan Commitment less the sum of outstanding Swing Loans plus the aggregate amount of Letter of Credit Obligations or (B) an Overadvance in an aggregate amount in excess of ten percent (10%) of the Aggregate Revolving Loan Commitment. Each Overadvance shall be repaid upon demand or as otherwise specified by the Agent in its discretion. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent and Borrower. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under subsection 1.3(c).

(b) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Borrower (or for the account of any other Credit Party or Subsidiary of a Credit Party, it being understood and agreed that such arrangements constitute Investments hereunder and are therefore subject to such Investments being permitted under Section 5.4), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Revolving Termination Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A)(i) the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Revolving Loan Balance, (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $15,000,000 (the “L/C Sublimit”) or (iii) the Total Exposure would exceed the Borrowing Base;

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C)(i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, subject to the immediately succeeding sentence, GE Capital as an L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. If the Borrower requests a Letter of Credit for a beneficiary that will not accept a Letter of Credit from the then existing L/C Issuers, the Agent will undertake commercially reasonable efforts to identify a bank or other legally authorized Person reasonably acceptable to the Agent and the beneficiary that would be willing to become an L/C Issuer and issue the requested Letter of Credit hereunder, on the terms and subject to the conditions set forth herein. For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived. If (i) any Lender is a Non-Funding Lender or Agent determines that any of the Lenders is an Impacted Lender and (ii) the reallocation of that Non-Funding Lender’s or Impacted Lender’s Letter of Credit Obligations to the other Lenders would reasonably be expected to cause the Letter of Credit Obligations and Revolving Loans of any Lender to exceed its Revolving Loan Commitment, taking into account the amount of outstanding Revolving Loans and expected advances of Revolving Loans as determined by Agent, then no Letters of Credit may be issued or renewed unless the Non-Funding Lender or Impacted Lender has been replaced, the Letter of Credit Obligations of that Non-Funding Lender or Impacted Lender have been cash collateralized, or the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Lenders who are not Non-Funding Lenders or Impacted Lenders.

(ii) Notice of Issuance. The Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent (and Borrower in the case of clause (C)), in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation which is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(vi) Reimbursement Obligations of the Revolving Credit Lenders. If no Lender is a Non-Funding Lender (or if the only Non-Funding Lender is the L/C Issuer that issued such Letter of Credit), upon receipt of the notice described in clause (v) above from Agent, each Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations. If any Lender (other than the Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, that Non-Funding Lender’s Letter of Credit Obligations shall be reallocated to and assumed by the other Lenders pro rata in accordance with their Commitment Percentages of the Revolving Loan (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Lender’s Commitment Percentage had been increased proportionately). If any Lender (other than the Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, upon receipt of the notice described in clause (v) above from Agent, each Lender that is not a Non-Funding Lender shall pay to Agent for the account of such L/C Issuer its pro-rata share (increased as described above) of the Letter of Credit Obligations that from time to time remain outstanding (the aggregate amount required to be funded pursuant to this sentence by such Lenders that are not Non-Funding Lenders in excess of the amount such Lenders would have otherwise been required to fund in accordance with the first sentence of this clause (vi) in the event there were no Non-Funding Lenders is referred to as the “Aggregate Excess Funding Amount”); provided that no Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment. By making such payment (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all duplicate payments received from Persons other than Lenders making payment on behalf of a Credit Party by such L/C Issuer with respect to such portion of such L/C Reimbursement Obligation.

(vii) Obligations Absolute. The obligations of the Borrower and the Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law. Nothing herein shall excuse L/C Issuer for liability to the extent such liability has resulted primarily from the gross negligence or willful misconduct of L/C Issuer under the terms of the applicable L/C Reimbursement Agreement as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) Swing Loans.

(i) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swing Loans. If no Lender is a Non-Funding Lender, the Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Lender) that each Lender pay to Agent, for the account of the Swingline Lender, such Lender’s Commitment Percentage of the outstanding Swing Loans. If any Lender is a Non-Funding Lender, that Non-Funding Lender’s reimbursement obligations with respect to the Swing Loans shall be reallocated to and assumed by the other Lenders pro rata in accordance with their Commitment Percentages of the Revolving Loans (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Lender’s Commitment Percentage had been increased proportionately). If any Lender is a Non-Funding Lender, upon receipt of the demand described above, each Lender that is not a Non-Funding Lender will be obligated to pay to Agent for the account of the Swingline Lender its pro rata share of the outstanding Swing Loans (increased as described above); provided that no Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment. Each Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. (New York time) may, in the Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2 Notes.

(a) The Revolving Loans made by each Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(b) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.

1.3 Interest.

(a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. Commencing on the first day of the calendar month immediately following the calendar month during which financial statements for June 2010 are delivered, and continuing thereafter, the Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. Agent will with reasonable promptness notify the Borrower and the Lenders of the effective date (which shall be the first day of each calendar month, prospectively) and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c) At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.00%) per annum to the interest rate then in effect for such Loans (which, for the avoidance of doubt, consists of the Applicable Margin then in effect for such Loans plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Revolving Loan Commitment of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (New York time) (i) on the requested Borrowing date of each Base Rate Loan equal to or less than $50,000,000, (ii) on the date which is three (3) Business Days prior to the requested Borrowing date of each Base Rate Loan in excess of $50,000,000 and (iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000, or $5,000,000 in the case of a LIBOR Rate Loan);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

1.6 Conversion and Continuation Elections.

(a) The Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert all or any part of any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $5,000,000. Any such election must be made by Borrower by 2:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default exists at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

1.7 Voluntary Prepayments; Commitment Reductions.

(a) The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice to Agent prepay or repay the Revolving Loans in whole or in part in increments of at least $100,000 (or the remaining balance, if less, and other than Swing Loans, for which prior written notice is not required and for which no minimum prepayment or repayment amount shall apply). Subject to Section 1.10(c), amounts transferred pursuant to the Control Agreements shall be applied to the repayment of outstanding Revolving Loans without the necessity of notice and without regard to minimum increments, or if no Revolving Loans are outstanding, shall be transferred per the Borrower’s written instructions. The proceeds of all such prepayments and repayments shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining, and shall be without penalty or premium, except as provided in Sections 1.9 and 10.4.

(b) The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice to Agent permanently reduce (or terminate) the Aggregate Revolving Loan Commitment in increments of at least $5,000,000 (or the remaining amount, if less); provided, that the Aggregate Revolving Loan Commitment shall not be reduced to an amount less than the sum of the aggregate outstanding principal balance of Revolving Loans and Swing Loans plus Letter of Credit Obligations outstanding, and if the Aggregate Revolving Loan Commitment is not terminated, it may be reduced to no less than $25,000,000. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. A permanent reduction of the Revolving Loan Commitment shall require a corresponding pro rata reduction in the L/C Sublimit, and shall be without penalty or premium, except as provided in Sections 1.9 and 10.4.

(c) Each notice of any prepayment, repayment or reduction shall not thereafter be revocable by the Borrower and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment, repayment or reduction; provided, however, that notice may be contingent on the occurrence of a refinancing or the consummation of a sale or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale or other disposition of assets does not occur, which revocation shall be subject to reimbursement for funding losses as set forth in Section 10.4.

1.8 Mandatory Prepayments of the Revolving Loans.

(a) The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

(b) If the Total Exposure exceeds the Borrowing Base on any day by more than the amount of Overadvances permitted in writing by the Agent and which are not then due and payable, the Borrower shall immediately prepay the outstanding Loans and then cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner reasonably satisfactory to the L/C Issuers. The proceeds of such mandatory prepayment shall be applied first to any Swing Loans then outstanding and then to outstanding Revolving Loans.

1.9 Fees.

(a) Fees. The Borrower shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth in the letter agreement between the Borrower and Agent dated December 23, 2009 (as amended from time to time, the “Fee Letter”).

(b) Unused Commitment Fee. The Borrower shall pay to Agent a fee (the “Unused Commitment Fee”) in an amount equal to the Monthly Average Usage multiplied by three-quarters of one percent (0.75%) per annum; provided that no amount shall be due in respect of the Commitment Percentage of any Non-Funding Lender. Such fee shall be payable monthly in arrears on the first day of the calendar month following the date hereof and the first day of each calendar month thereafter. The Unused Commitment Fee shall accrue at all times from and after mutual execution and delivery of this Agreement until the Final Availability Date. Following receipt of the Unused Commitment Fee, Agent shall pay to each Lender (other than the Swingline Lender with respect to any Swing Loans) from, and to the extent of, the Unused Commitment Fee and interest received by it on the Swing Loans an amount equal to its pro rata share of calculated as if the average daily balance of Swing Loans for the preceding calendar month had been zero.

(c) Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable and documented out-of-pocket costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to four percent (4.00%) per annum; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar month and on the date on which all Letter of Credit Obligations have been discharged. In addition, the Borrower shall pay to any L/C Issuer, on demand, its customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. In addition, on the first Business Day of each calendar month, the Borrower shall pay in arrears to the Agent for the benefit of each applicable L/C Issuer, a fronting fee equal to one quarter of one percent (0.25%) per annum multiplied by the face amount of all Letters of Credit issued by such L/C Issuer during the preceding calendar month.

(d) Prepayment Fee. If, at any time prior to the six-month anniversary of the Closing Date, (i) the Borrower prepays the Revolving Loan (other than pursuant to Section 1.8) and in connection therewith reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations or (ii) any of the Revolving Loan Commitments are otherwise terminated, the Borrower shall pay to Agent, for the pro rata benefit of the applicable Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to one percent (1.0%) multiplied by the amount of the reduction of the Aggregate Revolving Loan Commitment. The Credit Parties agree that the percentages set forth in this section are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from a prepayment and/or an early repayment of the Loans or early termination of the Aggregate Revolving Loan Commitment.

(e) Wire Transfer Fee. The Borrower shall pay a $25 wire transfer fee in connection with each wire transfer made by the Agent, any L/C Issuer or any Lender to the Borrower pursuant to this Agreement.

1.10 Payments by the Borrower.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein or in the Control Agreements, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 2:00 p.m. (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent (including proceeds from the realization of Collateral) in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary (but subject to the terms of Section 1.11(b)), all amounts collected or received by Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above (which share shall take into account, and be adjusted for, any non-pro rata Loans made pursuant to the terms hereof while any Lender constitutes a Non-Funding Lender or as a consequence of any Lender being a Non-Funding Lender).

1.11 Payments by the Lenders to Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto (or 2:00 p.m. New York time on the scheduled Borrowing date if a Base Rate Loan), and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date (or 3:00 p.m. New York time if a Base Rate Loan). Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Commitment Percentage (as increased in accordance with the reallocation and assumption required by the second sentence of subsection 1.1(b)(vi) until such time as such Lenders have received payment in full of the Aggregate Excess Funding Amount) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. Agent shall be entitled to set off the funding shortfall against any Non-Funding Lender’s Commitment Percentage of all payments received from the Borrower, after making payment in full of the Aggregate Excess Funding Amount to the funding Lenders thereof, and hold, in a non-interest bearing account, all remaining portions of any payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Revolving Loan Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans.

(c) Availability of Lender’s Commitment Percentage. Agent may assume that each Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. Without limiting the provisions of subsection 1.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Revolving Loans and Revolving Loan Commitment, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, and no Non-Funding Lender shall be entitled to receive any Unused Commitment Fee. Moreover, for the purposes of determining Required Lenders, the Revolving Loans and Revolving Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Revolving Loan Commitments outstanding.

(f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto (to the extent not inconsistent with the express provisions hereof). Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.12 Eligible Accounts. All of the Accounts owned by each Operating Company and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria, in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available. Eligible Accounts shall not include the following Accounts of an Operating Company:

(a) Past Due Accounts. Accounts that are not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date.

(b) Cross Aged Accounts.

(i) Accounts that are the obligations of an Account Debtor (other than PepsiCo, Inc. and its Affiliates) if fifty percent (50%) or more of the Dollar Equivalent of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.12 (other than clause (h));

(ii) Accounts that are the obligations of PepsiCo, Inc. and its Affiliates if fifty percent (50%) or more of the Dollar Equivalent of all Accounts owing by PepsiCo, Inc. and its Affiliates are ineligible under clause (a) of this Section 1.12;

(c) Foreign Accounts. Accounts that are the obligations of an Account Debtor the principal place of its business of which, or its jurisdiction of organization, is a country other than the United States, England or Canada, unless payment thereof is assured by a letter of credit assigned and delivered to (or naming as beneficiary) Agent reasonably satisfactory to Agent as to form, amount and issuer;

(d) Government Accounts. Accounts that are the obligation of an Account Debtor that is the United States or United Kingdom government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its Permitted Discretion, has agreed to the contrary in writing, or the applicable Operating Company has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable or comparable foreign, state, county or municipal law restricting the assignment thereof with respect to such obligation;

(e) Contra Accounts. Accounts to the extent that Holdings or a Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Holdings or any Subsidiary thereof but only to the extent of the potential offset;

(f) Chargebacks/Partial Payments/Disputed. Any Account if any defense, counterclaim, setoff or dispute is asserted as to such Account, but only to the extent of the defense, counterclaim, setoff or dispute asserted;

(g) Inter-Company/Affiliate Accounts. Accounts that arise from a sale to any Affiliate of any Credit Party;

(h) Concentration Risk. Accounts to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed twenty percent (20%) of all Eligible Accounts (or in the case of Accounts of PepsiCo., Inc. and its Affiliates, exceed twenty-five percent (25%) of all Eligible Accounts);

(i) Credit Risk. Accounts that are otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower;

(j) Pre-Billing. Accounts with respect to which an invoice, in one of the forms (if any) that has been approved by Agent on or prior to the date hereof or otherwise reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(k) Defaulted Accounts; Bankruptcy. Accounts where:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors (provided that in the case of any Account Debtor that is a debtor in a case under the U.S. Bankruptcy Code or similar law, post-petition Accounts that are not ineligible pursuant to another clause in this definition may be treated as Eligible Accounts in the Agent’s Permitted Discretion);

(l) Employee Accounts. Accounts that arise from a sale to any director, officer, other employee, or to any entity that has any common officer or director with Holdings or any Subsidiary thereof;

(m) Progress Billing. Accounts (i) as to which the applicable Operating Company is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to an Operating Company’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer (for purposes of this clause (m), Accounts owing by an Account Debtor for molds shall not constitute “progress billings”);

(n) Bill and Hold. Accounts that arise with respect to goods that are delivered on a bill-and-hold basis;

(o) C.O.D. Accounts that arise with respect to goods that are delivered on a cash-on-delivery basis;

(p) Credit Limit. Accounts to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion, following prior notice of such limit by Agent to the Borrower;

(q) Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than Dollars, and in the case of Accounts owned by Constar UK, any currency other than Dollars, Euros or Pounds Sterling;

(r) Other Liens Against Receivables. Accounts that (i) are not owned by an Operating Company or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent, securing the Obligations;

(s) Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(t) Judgments, Notes or Chattel Paper. Accounts that are evidenced by a judgment, Instrument or chattel paper;

(u) Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(v) Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by an Operating Company in the Ordinary Course of Business, including, without limitation, Sales of Equipment and bulk sales;

(w) Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(x) Constar UK. Any Accounts of Constar UK if any Person has attempted to enforce Constar UK’s guarantee of the First Mortgage Notes (unless such attempted enforcement is withdrawn to the reasonable satisfaction of the Agent in its Permitted Discretion); or

(y) Rebate Accounts. Accounts to the extent that Holdings or a Subsidiary thereof is liable for rebates to the applicable Account Debtor thereof but only to the extent of the potential offset.

1.13 Eligible Inventory. All of the Inventory owned by each Operating Company and properly reflected as “Eligible Inventory”, or “Eligible In-Transit Inventory” in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Inventory” or “Eligible In-Transit Inventory”, as applicable for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria with respect to Eligible Inventory, and/or Eligible In-Transit Inventory in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available. Eligible Inventory shall not include the following Inventory of an Operating Company:

(a) Excess/Obsolete. Inventory that is excess, obsolete, unsaleable, shopworn, or seconds;

(b) Damaged. Inventory that is damaged or unfit for sale;

(c) Locations < $100M. Inventory is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(d) Consignment. Inventory that is placed on consignment, unless (or Agent has given its prior consent thereto) (x) a reasonably satisfactory, acknowledged bailee letter has been received by Agent with respect thereto and the consignee has not granted a security interest in its Inventory to any third party or (y) Reserves satisfactory to Agent in its Permitted Discretion have been established with respect thereto; provided, however, no Reserves shall be established pursuant to this clause (d) (x) prior to June 11, 2010 with respect to any such location for which a satisfactory bailee letter shall not have been delivered or such third party security interests exist unless Excess Availability would be less than $10,000,000 after reducing Excess Availability by an amount equal to the Reserves which would have been established with respect to each such location under this clause (d) and under clause (e) of this Section 1.13 in Agent’s Permitted Discretion if this proviso and the proviso in such clause (e) below had not been applicable and (y) on or after June 11, 2010 with respect to any such location for which a bailee letter shall not have been delivered or such third party security interests exist unless Excess Availability would be less than $20,000,000 after reducing Excess Availability by an amount equal to the Reserves which would have been established with respect to each such location in Agent’s Permitted Discretion if such provisos had not been applicable;

(e) Off-Site. Inventory that (i) is not located on premises owned, leased or rented by an Operating Company and set forth in Schedule 3.21 or (ii) is stored at a leased location, unless (or Agent has given its prior consent thereto) (x) a reasonably satisfactory landlord waiver has been delivered to Agent or (y) Reserves satisfactory to Agent in its Permitted Discretion have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (or Agent has given its prior consent thereto) (x) a reasonably satisfactory, acknowledged bailee letter has been received by Agent with respect thereto and such warehouseman or bailee has not granted a security interest in its Inventory to any third party or (y) Reserves satisfactory to Agent in its Permitted Discretion have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage (other than in respect of the First Mortgage Notes) in favor of a lender other than Agent, unless (or Agent has given its prior consent thereto) a reasonably satisfactory mortgagee waiver (or intercreditor agreement) has been delivered to Agent; provided, however, no Reserves shall be established pursuant to this clause (e) (x) prior to June 11, 2010 with respect to any such location for which a satisfactory landlord waiver or bailee letter shall not have been delivered or such third party security interests exist unless Excess Availability would be less than $10,000,000 after reducing Excess Availability by an amount equal to the Reserves which would have been established with respect to each such location under this clause (e) and under clause (d) of this Section 1.13 in Agent’s Permitted Discretion if this proviso and the proviso in such clause (d) above had not been applicable and (y) on or after June 11, 2010 with respect to any such location for which a satisfactory landlord waiver or bailee letter shall not have been delivered or such third party security interests exist unless Excess Availability would be less than $20,000,000 after reducing Excess Availability by an amount equal to the Reserves which would have been established with respect to each such location in Agent’s Permitted Discretion if such provisos had not been applicable;

(f) In-Transit. Inventory that is in transit, except for Eligible In-Transit Inventory, Inventory in transit between United States locations of the Borrower and Inventory in transit between English locations of Constar UK, as applicable, as to which Agent’s Liens have been perfected at origin and destination;

(g) Customized. Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party (other than, in each case, any such third party that has requested the manufacture of such Inventory) for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(h) Display. Inventory that consists of display items;

(i) Returns. Inventory that consists of goods which have been returned by the buyer, to the extent held for inspection

(j) Hazardous Materials. Inventory that constitutes Hazardous Materials (other than MonOxbar, Diamond Clear, precursor materials, and petroleum-based resins and chemicals, in each case to the extent constituting Hazardous Materials) or goods that can be transported or sold only with licenses (other than, for the avoidance of doubt, Food and Drug Administration approval which has been obtained) that are not readily available;

(k) Un-insured. Inventory that is not covered by property insurance reasonably acceptable to Agent;

(l) Not Owned/Other Liens. Inventory that is not owned by an Operating Company or is subject to Liens (other than Permitted Liens described in subsections 5.1(b), (c) and (f), or, subject to compliance with subsection 1.13(e), Permitted Liens described in subsection 5.1(d)) or the rights of any other Person, including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Operating Company’s performance with respect to that Inventory, and including raw materials in Constar UK’s possession with respect to which suppliers retain legal title;

(m) Unperfected. Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, except for Liens described in subsection 5.1(d) if such Inventory otherwise complies with subsection 1.13(e) above;

(n) Negotiable Bill of Sale. Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, on behalf of itself and the Secured Parties;

(o) Not Ordinary Course. Inventory (other than raw materials, parts, supplies, tooling and containers, packing, packaging, shipping and similar materials related thereto) that is not of a type held for sale in the Ordinary Course of Business of an Operating Company; or

(p) Constar UK. Any Inventory of Constar UK if any Person has attempted to enforce Constar UK’s guarantee of the First Mortgage Notes (unless such attempted enforcement is withdrawn to the reasonable satisfaction of the Agent in its Permitted Discretion).

ARTICLE II.

CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a) Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1 (except as may otherwise be indicated therein as to be delivered post-closing), each in form and substance reasonably satisfactory to Agent;

(b) Availability. After payment of all costs and expenses in connection therewith, funding of the initial Revolving Loans (including, without limitation Revolving Loans repaying the outstanding loans and cash collateral for letters of credit under the Prior Credit Agreement) and issuance of the initial Letters of Credit, Excess Availability (calculated on a pro forma basis, with trade payables of the Credit Parties being paid in the ordinary course of business, other expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital) shall be not less than $15,000,000;

(c) Repayment of Prior Credit Agreement Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed pay-off letter reasonably satisfactory to Agent confirming that all obligations owing by any Credit Party under or in connection with the Prior Credit Agreement (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) will be repaid in full from the proceeds of the initial Loans and/or cash on hand and all Liens upon any of the property of the Borrower or any of their Subsidiaries in connection with the Prior Credit Agreement shall be terminated immediately upon such payment; and (ii) all outstanding letters of credit issued or guaranteed in connection with the Prior Credit Agreement shall have been cash collateralized, supported by a guaranty of Agent or supported by a Letter of Credit issued pursuant hereto, as mutually agreed upon by Agent, the Borrower and applicable parties to the Prior Credit Agreement;

(d) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereunder (other than those items, if any, indicated on Exhibit 2.1 as to be delivered or otherwise completed after the Closing Date) or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required; and

(e) Payment of Fees. The Borrower shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including such fees specified in the Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(f) Limitation on Indebtedness. The Borrower shall have delivered evidence to the satisfaction of the Agent demonstrating that total face value Indebtedness of the Borrower and the other Credit Parties in the aggregate as of the Closing Date (including the Total Exposure hereunder that would be incurred on the Closing Date net of the pay-off of the Prior Credit Agreement with the proceeds thereof) shall not exceed face value of $250,000,000.

(g) Background Checks. The Agent shall have received background and reference checks with results satisfactory to it with respect to: (i) each Credit Party and any of its Affiliates and (ii) its officers and directors; in each case, as determined by Agent in its Permitted Discretion.

(h) No Material Adverse Change.

(i) There shall not have been (a) since September 30, 2009, any material adverse change, individually or in the aggregate, in the business, financial or other condition of the Credit Parties taken as a whole, the industry in which any Credit Party operates, or the collateral which will be subject to the security interest granted to Agent and Lenders or in the prospects or projections of the Credit Parties taken as a whole, (b) any litigation commenced which, if successful, would have a material adverse impact on the Credit Parties taken as a whole, its or their business, or its or their ability to repay the Loans, or which would challenge the transactions contemplated hereby, and (c) since September 30, 2009, any material increase in the liabilities, liquidated or contingent, of the Credit Parties taken as a whole, or a material decrease in the assets of the Credit Parties taken as a whole.

(ii) The Agent shall have received a certificate of the Responsible Officer of the Borrower certifying as to the items described in clause (i) above.

2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date (or in any respect to the extent such representation or warranty is expressly qualified by a materiality concept), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect as of such earlier date (or in any respect to the extent such representation or warranty is expressly qualified by a materiality concept), it being understood and agreed that, without limiting the foregoing provisions of this parenthetical, the representations and warranties pertaining to the information set forth in Schedules 3.16, 3.19 and 3.21 shall be deemed to have been made as of the Closing Date or as the date such schedules have been last updated in accordance with Section 4.2, as applicable), and Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is so untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), except as provided in subsection 1.1(a), (i) the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance or (ii) the Total Exposure would exceed the Borrowing Base.

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied as of such date and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents. Each Loan made and all Letter of Credit Obligations incurred pursuant to this Agreement shall be made in reliance upon the accuracy of the representations and warranties of the Credit Parties as made or as deemed to be made as of the date of such Loan or incurrence of Letter of Credit Obligations, as applicable, as provided in this Section 2.2.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries (other than Constar Italy):

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the corporate or similar power and authority to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c) has all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(d) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and, if applicable, in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(e) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c), clause (d) or clause (e), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(i) contravene the terms of any of that Person’s Organization Documents;

(ii) conflict with or result in any material breach or contravention of, or (other than pursuant to the Collateral Documents) result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii) violate any Requirement of Law in any material respect.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) those filings required to be made with the Securities and Exchange Commission and (c) those obtained or made on or prior to the Closing Date.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Credit Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party (other than Constar Italy) or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby;

(b) would reasonably be expected to result in monetary judgment(s), individually or in the aggregate, in excess of $6,000,000; or

(c) would reasonably be expected to result in equitable relief, individually or in the aggregate, that could be reasonably be expected to result in a loss of revenue, or increase in expenses, in an aggregate amount in excess of $6,000,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Except as specifically disclosed in Schedule 3.5(a), as of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of any audit or any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law which violation would reasonably be expected to result in a Material Adverse Effect.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the transactions contemplated hereunder. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance.

(a) Schedule 3.7(a) sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not reasonably be expected to result in Liabilities in excess of $5,000,000 in the aggregate, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. With respect to each Title IV Plan, all ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the code and paid all minimum required contributions and all required installments on or before the due dates provided under Section 430 of the Code (except for one required installment which was paid prior to the Closing Date and within 30 days after the due date and for which no Lien was or will be imposed under Section 430(k) of the Code).

(b) Schedule 3.7(b) identifies, as of the Closing Date, a complete and accurate list of pension plans and/or arrangements operating in the United Kingdom through which any of Holdings or its Subsidiaries currently contributes or could be required to contribute (the “UK Pension Plans”). There are no amounts which are treated under Section 75 of the United Kingdom Pensions Act 1995 as due from any of Holdings or its Subsidiaries to any other pension scheme operated in the United Kingdom in which any of Holdings or its Subsidiaries has been a participating employer. Schedule 3.7(b) separately identifies which of the UK Pension Plans is a defined benefit plan and which is a defined contribution plan. All of the UK Pension Plans are registered pension schemes as defined in chapter 2 of part 4 of the United Kingdom Finance Act 2004. There is no plan of any Credit Party organized in England and Wales (or, to the knowledge of the Credit Parties organized in England and Wales, of any other Person having the power to amend or terminate any UK Pension Plan) to amend or terminate any UK Pension Plan or otherwise do any act or omission so as to give rise to any claim by the trustees of that plan whether under the related trust deed or rules of that plan or under Section 75 of the United Kingdom Pensions Act 1995. Contributions have been made to the UK Pension Plans as required under their relevant schedule of contributions and recovery plan in force from time to time as those terms are defined in Part 3 of the United Kingdom Pensions Act 2004 (as amended) in all material respects. There are no facts or circumstances which may give rise to the Pensions Regulator threatening to issue or issuing a Financial Support Directive or a Contribution Notice with respect to any UK Pension Plans.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 4.10. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

3.9 Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the owned and leased Real Estate of each Credit Party. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to (or, in the case of Constar UK, good and marketable title to freehold property), or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except, in any case, where the failure to hold good and valid title to Real Estate or equipment, or valid leasehold interests with respect to Real Estate or equipment, would not be reasonably expected to have a Material Adverse Effect. As of the Closing Date, none of the Real Estate of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, except as would not reasonably be expected to have a Material Adverse Effect, all permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10 Taxes. Except as specifically disclosed in Schedule 3.5(a), all material federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions required to be reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as specifically disclosed in Schedule 3.5(a), as of the Closing Date, (i) to the knowledge of each Credit Party, no Tax Return is under audit or examination by any Governmental Authority, and (ii) no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities, in each case except as would not reasonably be expected to have a Material Adverse Effect. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11 Financial Condition.

(a) Each of (i) the Consolidated audited balance sheet of Holdings dated December 31, 2008, and the related Consolidated audited statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim Consolidated balance sheet of Holdings dated September 30, 2009 and the related unaudited Consolidated statements of income, shareholders’ equity and cash flows for the nine (9) fiscal months then ended, in each case, copies of which have been furnished to the Agent:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) From September 30, 2009 through the Closing Date, there has been no Material Adverse Effect (other than trade payables, Liabilities under the Prior Credit Agreement, and intercompany indebtedness, arising in the Ordinary Course of Business).

(c) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(d) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Closing Date, represent the Borrower’s good faith estimate as of the Closing Date of future financial performance and are based on assumptions believed by the Borrower as of the Closing Date to be fair and reasonable in light of market conditions known to Borrower as of the Closing Date, it being acknowledged and agreed by Agent and Lenders that (i) projections as to future events are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Subsidiaries, and are not to be viewed as facts or an assurance that such projections will be realized and (ii) the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

3.12 Environmental Matters. (a) The operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently or previously owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation relating to any Environmental Liabilities or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or written notice of violation or of potential liability or similar written notice relating in any manner to any Environmental Laws (an “Environmental Proceeding”), (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate in violation of Environmental Laws or that requires any Remedial Action pursuant to Environmental Laws, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials in violation of Environmental Laws or that requires any Remedial Action pursuant to Environmental Laws, and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations or (ii) knows of any facts, circumstances or conditions relating to its operations or Real Estate, including receipt of any written information request or written notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that would reasonably be expected to result in Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, in each case, except (x) as set forth in Schedule 3.12 or (y) where any such non-compliance, Environmental Proceeding, Liens, Environmental Liabilities, Release of Hazardous Materials, violation, engagement or responsibilities, as applicable, would not reasonably be expected to result in any Material Environmental Liability. Each Credit Party has made available to Agent copies of all existing, material, non-routine environmental reports, reviews and audits and all material, non-routine documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties as of the Closing Date except for those portions subject to attorney-client privilege.

3.13 Regulated Entities. None of any Credit Party or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other foreign, Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans by the Borrower and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and the Borrower individually are Solvent, and no “Insolvency Event” has occurred or would occur in respect of Constar UK (as defined in the Constar UK Deed of Charge and Assignment).

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) to the knowledge of each Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the knowledge of each Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property. Schedule 3.16 sets forth a true and complete list of (a) all Intellectual Property owned by the Credit Parties that is registered with or is the subject of an application for registration filed with the relevant authorities in the United States, United Kingdom or European Union (or any applicable subdivision thereof) and (b) in the case of each item referenced in the preceding clause (a), (1) the Credit Party that is the owner thereof, (2) the title, (3) the registration number and registration date and (4) any material IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property used or necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, it being understood that the foregoing representation shall not be construed as a representation or warranty with respect to non-infringement, which is the subject of the next following sentence. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate or dilute any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance. Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower (other than to the extent that the Credit Parties are self insured with respect to health insurance), in such amounts, with such deductibles and co-payments and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or (other than through any Affiliate controlling Holdings) is a controlled Affiliate of any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties (other than Holdings) and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrower and Subsidiaries of the Borrower, those in favor of Agent, for the benefit of the Secured Parties other than Permitted Liens set forth in subsections 5.1(c), 5.1(d), 5.1(e), 5.1(g), 5.1(h), 5.1(i), 5.1(j) or 5.1(k). All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock of each Credit Party (other than Holdings) and each Subsidiary of each Credit Party, is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party other than Holdings may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of Holdings and all of its Subsidiaries.

3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business (as the case may be), in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21 Locations of Inventory and Books and Records. Each Credit Party’s inventory (other than inventory in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21.

3.22 Deposit Accounts and Other Accounts. The Credit Parties have provided a true and correct schedule of all bank and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such schedule correctly identifies the names, addresses and telephone numbers of each depository, the names in which the accounts are held, descriptions of the purposes of the accounts, and the complete account numbers therefor.

3.23 Customer and Trade Relations. As of the Closing Date, there exists no material default by any Credit Party or, to the knowledge of any Credit Party, material default by any other Person under any Contractual Obligation between any Credit Party and such Person (a) whose purchases, together with its Affiliates, during the preceding twelve (12) calendar months caused them to be ranked among the ten (10) largest customers of the Credit Parties taken as a whole or (b) whose sales to the Credit Parties are essential to their operations taken as a whole.

3.24 Bonding; Licenses. Except as set forth in Schedule 3.24, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.25 First Mortgage Notes Indenture. As of the Closing Date, the Borrower has delivered to Agent a complete and correct copy of the First Mortgage Notes Indenture (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith). All Obligations, including the L/C Reimbursement Obligations, constitute Indebtedness permitted under the First Mortgage Notes Indenture and entitled to the benefits of the provisions contained in the Intercreditor Agreement.

3.26 Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), when made, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.27 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.28 Patriot Act. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly and quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited Consolidated and condensed consolidating balance sheets of Holdings as at the end of such Fiscal Year and the related Consolidated and condensed consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such Consolidated financial statements present fairly in all material respects the financial position as at the dates indicated and the results of operations for the periods indicated of Holdings and its Subsidiaries in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s accountants shall concur and that shall have been disclosed in the notes to the financial statements subject to Section 11.3) and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than solely as a result of the Credit Parties’ failure to refinance or extend the final maturity date of the First Mortgage Notes and the First Mortgage Notes and the Indebtedness evidenced thereby consequently being characterized as current liabilities); provided, however, that delivery of a Form 10-K of Holdings that is in compliance with all applicable Requirements of Law shall satisfy the delivery requirements of this clause (a) and subsection 4.2(a) (including with respect to the condensed consolidating statements so long as such statements are included in the Form 10-K); and

(b) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each Fiscal Year that is not the last month in a Fiscal Quarter, and not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited Consolidated and condensed consolidating balance sheets of Holdings as of the end of such fiscal month, and the related Consolidated and condensed consolidating statements of income, shareholders’ equity and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as fairly presenting, in all material respects, in accordance with GAAP, the financial position as at the dates indicated and the results of operations for the periods indicated of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of balance sheet reclassifications and footnote disclosures; provided, however, that delivery of a Form 10-Q of Holdings that is in compliance with all applicable Requirements of Law shall satisfy the delivery requirements of this clause (b) and subsection 4.2(a) with respect to quarterly financial statements (including with respect to the condensed consolidating statements so long as such statements are included in the Form 10-Q).

4.2 Appraisals; Certificates; Other Information. The Borrower shall furnish to Agent and each Lender by Electronic Transmission:

(a) together with each delivery of financial statements pursuant to subsection 4.1(a) and with respect to quarterly financial statements, subsection 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by a Responsible Officer of the Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and discussing the reasons for any significant variations (in each case subject to the provisos of subsection 4.1(a) and subsection 4.1(b));

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer of the Borrower;

(c) promptly after the same are sent, copies of all financial statements and reports which Holdings sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which Holdings may publicly make to, or publicly file with, the Securities and Exchange Commission or any successor or similar Governmental Authority; provided that Borrower shall not be obligated to furnish any reports under Section 16 of the Securities Exchange Act of 1934, as amended;

(d) as soon as available and in any event within ten (10) Business Days after the end of each calendar month, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Borrowing Base as at the end of the most-recently ended fiscal month;

(e) concurrently with the delivery of the monthly Borrowing Base Certificate, a summary of Inventory by location and type, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(f) concurrently with the delivery of the monthly Borrowing Base Certificate, a monthly trial balance showing Accounts outstanding aged from the due dates thereof as follows: current, 31 to 60 days past due, 61 to 90 past due days and 91 days or more past due, accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(g) concurrently with the delivery of the monthly Borrowing Base Certificate, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(h) on a weekly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Required Lender in writing after the Closing Date), (i) the current outstanding balance of Accounts owned by the Operating Companies, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion each of which shall be prepared by the Borrower as of the last day of the immediately preceding week and (ii) if Excess Availability is less than $10,000,000, updates of the gross balance of the Inventory owned by the Operating Companies;

(i) to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to subsection 4.1(b) (or, in the case of any month when monthly statements are not required to be delivered, within forty-five (45) days after the end of such month):

(i) a reconciliation of the most recent Borrowing Base, general ledger and month-end Inventory reports of the Operating Companies to the Operating Companies’ general ledger and monthly financial statements delivered pursuant to subsection 4.1(b), in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(ii) a reconciliation of (i) the inventory report provided in (a) above and (ii) the accounts payable aging to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to subsection 4.1(b), in each case, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion; and

(iii) a reconciliation of the outstanding Loans as set forth in the monthly loan account statement provided by Agent to the Borrower’s general ledger and monthly Financial Statements delivered pursuant to subsection 4.1(b), in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(j) at the time of delivery of each of the quarterly statements delivered pursuant to Section 4.1 (or, in the case of any quarterly period when quarterly statements are not required to be delivered, the annual statements for the annual period ending as of the last day such quarterly period), an updated Schedule 3.16, 3.19 and 3.21 to the extent necessary to make accurate and complete the representations and warranties in Sections 3.16, 3.19 and 3.21, as applicable, as of the date of delivery of such financial statements, together with:

(i) a listing of government contracts of any Operating Entity pursuant to which Accounts arise that are subject to the Federal Assignment of Claims Act of 1940 or any similar state or municipal law; and

(ii) an updated listing of all bank and other financial institutions at which any Credit Party maintains deposit or other accounts, together with the names, addresses and telephone numbers of each depository, the names in which the accounts are held, descriptions of the purposes of the account, and the complete account numbers therefor;

(k) as soon as available and in any event no later than thirty (30) days after the last day of each Fiscal Year of the Borrower, projections of the Credit Parties (and their Subsidiaries’) consolidated and consolidating financial performance for the forthcoming three Fiscal Years on a year by year basis, and for the forthcoming Fiscal Year on a month by month basis (and, in each case, if the date specified in clause (a) of the definition of Revolving Termination Date would occur during any Fiscal Year of such projection period, projections for such Fiscal Year shall only be required hereunder for the portion of such Fiscal Year ending on such date specified in clause (a) of the definition of Revolving Termination Date);

(l) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above (and to the extent not previously delivered by Borrower to Agent), copies of any management letters submitted by the certified public accountants of any Credit Party in connection with each annual, interim or special audit or review of any type of such financial statements or internal control systems of any Credit Party made by such accountants;

(m) upon Agent’s request from time to time (which shall not be more frequently than once per month, or if Excess Availability is greater than $25,000,000, twice per year, unless an Event of Default has occurred and is continuing), the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of any Operating Company; provided, that notwithstanding any provision herein to the contrary, the Credit Parties shall only be obligated to reimburse Agent for the expenses of such appraisals occurring two (2) times per year or more frequently so long as an Event of Default has occurred and is continuing; and

(n) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

4.3 Notices. The Borrower shall notify Agent and each Lender of each of the following promptly after a Responsible Officer becomes aware thereof, but (subject to clauses (f)(ii), (f)(iii) and (f)(iv) below) in no event later than five (5) Business Days thereafter:

(a) the occurrence or existence of any Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $1,000,000;

(d) the commencement of, or any Material Adverse Development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party of any of the following types: (i) any litigation or proceeding in which the amount of damages claimed is $1,000,000 (or its equivalent in another currency or currencies) or more, (ii) any litigation or proceeding in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) any litigation or proceeding in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e)(i) the receipt by any Credit Party of any written notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any Material Adverse Development with respect to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) or (C) would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would reasonably be expected to result in Material Environmental Liabilities;

(f)(i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, (iii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a Title IV Plan is in “at risk” status within the meaning of Section 430(i) of the Code and (iv) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will occur or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement (other than (i) trade payables, Liabilities under the Prior Credit Agreement, and intercompany indebtedness, arising in the Ordinary Course of Business prior to the Closing Date and (ii) after the Closing Date, trade payables arising in the Ordinary Course of Business, and intercompany indebtedness and other transactions permitted by this Agreement);

(h) any labor controversy resulting in, or reasonably expected to result in, any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(i) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of any Stock or Stock Equivalent); and

(j)(i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise.

Each notice pursuant to this Section 4.3 shall be in electronic or written form accompanied by a statement by a Responsible Officer of the Borrower, on behalf of the Borrower, setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries (other than, in respect of subsections 4.4(a) and 4.4(b), Constar Italy) to:

(a) preserve and maintain in full force and effect its organizational existence and, if applicable, good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.2 or 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.2 or Section 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that the Borrower shall use commercially reasonable efforts to resolve its tax dispute with the Texas comptroller and reinstate its good standing therewith as a foreign corporation as soon as practicable following the Closing Date;

(c) use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except in connection with transactions permitted by Section 5.2 or 5.3; and

(e) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any respect which would reasonably be expected to have a Material Adverse Effect, and shall comply in all material respects with the terms of its IP Licenses.

4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or is necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and except in connection with transactions permitted by Section 5.2 or Section 5.3.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of fire, product liability, public liability, property damage, other casualty, workers’ compensation, and business interruption insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower (other than to the extent that the Credit Parties are self insured with respect to health insurance)) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured and all such property and business interruption insurance relating to any Collateral to name Agent as loss payee (provided, however, that additional insured endorsements with respect to Constar UK’s liability policies may be delivered to Agent within thirty (30) days after the Closing Date). All such property, business interruption and extra expense (if any) policies of insurance on Collateral of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide, to the extent of the Agent’s and the Lenders’ interest in such policies of insurance and the property covered thereby, that (i) the insurance companies endeavor to give Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled (or in the case of cancellation for non-payment of premiums, ten (10) day’s prior written notice) and (ii) no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance on Collateral to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require reasonable additional forms and limits of insurance.

(b) Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, upon at least five (5) Business Days’ prior notice to Borrower (unless the insurance would expire prior thereto), purchase insurance required by this Agreement at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties (whether or not such insurance pertains to the Collateral or other property). This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other reasonable charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

(c) The Credit Parties appoint Agent as their attorney-in-fact to settle or adjust all property damage claims under its property insurance policies to extent such claims relate to the Collateral; provided, that such power of attorney shall only be exercised so long as an Event of Default has occurred and is continuing or if the property insurance claim exceeds $1,000,000. If no Event of Default is has occurred and is continuing and the Agent exercises such power of attorney to settle or adjust any property damage claim in accordance with the preceding sentence, the Agent shall make such settlement or adjustment in consultation with the Borrower. The Agent shall have no duty to exercise such power of attorney, but may do so at its Permitted Discretion.

4.7 Payment of Obligations. Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person and (ii) in the case of any such Lien against the Collateral, Borrower shall have notified Agent of such Lien and, to the extent deemed necessary or desirable in the Agent’s Permitted Discretion, a Reserve against the Borrowing Base shall have been established in an amount equal to the aggregate Liabilities secured by such Lien.

(b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) with respect to all Indebtedness having an aggregate outstanding principal amount in excess of $5,000,000, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents and/or in any instrument or agreement evidencing such Indebtedness;

(d) with respect to obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform such obligations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof) : (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent reasonably determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent reasonably considers advisable, in each instance, at the Credit Parties’ expense; provided, the Credit Parties shall only be obligated to reimburse Agent for the expenses for four (4) such field examinations, audits and inspections per year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10 Use of Proceeds. Borrower shall use the proceeds of the Loans solely as follows: (a) to refinance on the Closing Date, the Indebtedness under the Prior Credit Agreement, (b) to pay costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11 Cash Management Systems. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “full” cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (x) payroll, withholding tax, other fiduciary accounts and any accounts in which balances do not exceed $250,000 at any time, (y) the “Collateral Account” referred to and as defined in the First Mortgage Notes Indenture and (z) deposit accounts of Constar UK (which shall be subject to the provisions of the UK Collateral Documents) as of or after the Closing Date. In addition, at Agent’s request, Credit Parties will enter into Control Agreements providing for springing cash dominion over disbursement accounts as of the Closing Date, except as set forth in the preceding sentence. The Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire or automated clearing house transfers payable from such accounts and amounts necessary to meet minimum balance requirements. Subject to the exceptions described above in this Section 4.11, the Credit Parties shall (i) cause all payments received by them each day to be deposited in deposit accounts within three (3) Business Days following receipt, (ii) establish lockboxes subject to Control Agreements and direct all Account Debtors to remit all payments directly to those lockboxes, and (iii) cause all funds in deposit accounts to be transferred on a daily basis to a concentration account that is subject to a Control Agreement. Notwithstanding the foregoing, (x) in the event there are no Obligations outstanding and for only so long as such is the case, and (y) with respect to amounts securing letter of credit obligations arising under the Prior Credit Agreement as permitted under subsection 5.1(u), the Credit Parties may fund and maintain deposit accounts which are not subject to the foregoing requirements of this Section 4.11.

4.12 Landlord Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee waivers, as applicable, from the lessor of each leased property or bailee in possession of any Collateral with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13 Further Assurances. Each Credit Party shall ensure that all written information, exhibits and reports furnished by the Credit Parties to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, in each case taken as a whole, and will promptly disclose to Agent and the Lenders and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

4.14 Environmental Matters. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

4.15 Additional Collateral and Guaranties. To the extent not delivered to the Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Credit Party after the Closing Date), the Borrower agrees promptly to do, or cause each of its Subsidiaries or Holdings to do, each of the following, unless otherwise agreed by the Agent:

(a) deliver to the Agent a duly-executed joinder agreement in the form of Exhibit 4.15 and such other duly-executed supplements and amendments to this Agreement in form and substance reasonably satisfactory to the Agent and as the Agent reasonably deems necessary or advisable in order to ensure that each Subsidiary of Holdings (unless excluded pursuant to the succeeding provisos, or having assets (measured by book value and fair market value), and revenues, less than $50,000, an “Additional Guarantor”) guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that, unless (x) the Borrower and the Agent otherwise agree or (y) such Subsidiary has entered into Guaranty Obligations in respect of the First Mortgage Notes Indenture, in no event shall any Foreign Subsidiary (other than Constar UK) or any Subsidiary of any Foreign Subsidiary be required to join this Agreement or guaranty the payment of the Obligations;

(b) deliver to the Agent such duly-executed joinder and amendments to the applicable Collateral Documents, in form and substance reasonably satisfactory to the Agent and as the Agent reasonably deems necessary or advisable, in order to (i) effectively grant to the Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents owned directly or indirectly by any Credit Party, or any Additional Guarantor and (ii) effectively grant to the Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest (or comparable right or interest) in all Collateral of each Credit Party or each Additional Guarantor other than assets or property securing the First Mortgage Notes; provided, however, that, unless the Borrower and the Agent otherwise agree, in no event shall Holdings or any of its Subsidiaries be required to pledge (i) in excess of sixty-five percent (65%) of the outstanding Voting Stock of any Foreign Subsidiary (other than Constar UK, of which 100% of the outstanding Voting Stock shall be charged pursuant to the UK Charge Over Shares) that is a direct Subsidiary of Holdings or of any Domestic Subsidiary or (ii) unless such Stock is otherwise held directly by Holdings or any Domestic Subsidiary that is not a Subsidiary of any Foreign Subsidiary, any of the Stock of any Foreign Subsidiary or Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, foreign law-governed equity pledge agreements are not required to be delivered with respect to the pledge of the Stock or Stock Equivalents in Constar Holland or Constar Italy.

(c) subject to the applicable limitations set forth in the Collateral Documents, deliver to the Agent all certificates, instruments and other documents representing all pledged or charged stock, pledged debt instruments and all other Stock, Stock Equivalents and other debt securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated pledged or charged stock and other certificated Stock and Stock Equivalents, undated stock powers or the local equivalent endorsed in blank and (ii) in the case of pledged debt instruments and other certificated debt securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the pledgor;

(d) to take such other actions reasonably necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (a) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Agent; and

(e) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

ARTICLE V.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1, including replacement Liens on the Property currently subject to such Liens;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, workmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money, and exclusive of equitable Liens against Collateral that would arise with respect to surety bonds), and deposits made in the Ordinary Course of Business to secure present or future obligations with respect to utilities or health insurance benefits to employees and which do not constitute prepayments of expenses;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges) not resulting in an Event of Default under subsection 7.1(h);

(g) easements, rights-of-way, zoning and other restrictions, licenses, reservations, covenants, building restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business with respect to Property which is not Eligible Inventory or Eligible Accounts which, either individually or in the aggregate, are not substantial in amount, do not in any materially detract from the value of the Property subject thereto and which do not interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed one hundred percent (100%) of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement; the ownership interest of suppliers that deliver goods not constituting Eligible Inventory (or Eligible Accounts) to the Credit Parties or their Subsidiaries under bailment arrangements in the Ordinary Course of Business; Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted hereunder;

(k) licenses and sublicenses granted by a Credit Party or Subsidiary thereof and leases or subleases (by a Credit Party or Subsidiary thereof as lessor or sublessor) to third parties in the Ordinary Course of Business not materially interfering with the business of the Credit Parties or any of their Subsidiaries;

(l) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;

(m) Liens (including the right of set-off) in favor of a bank or other depository institution encumbering deposits and which do not secure Indebtedness;

(n) Liens on the First Mortgage Collateral securing the First Mortgage Notes;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p) Liens on the receivables, inventory, related rights and interests, and proceeds thereof, of Constar Holland pursuant to any Constar Holland Financing;

(q) Any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a) or (n) above or this clause (q) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 5.5;

(r) Liens on Real Estate and Equipment of any Person existing at the time of acquisition of such assets by any Credit Party or Subsidiary thereof or at the time such Person becomes a Credit Party or is merged or consolidated with a Credit Party or Subsidiary thereof; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of any Credit Party other than the specific assets so acquired;

(s) Liens not otherwise permitted by the foregoing clauses of this Section 5.1 securing obligations or other liabilities (other than Indebtedness) of Holdings or any of its Subsidiaries; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $2,500,000 at any time;

(t) Liens on cash collateral securing obligations under Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(u) Liens on cash collateral not to exceed $3,400,000 securing letter of credit obligations arising under the Prior Credit Agreement;

(v) Liens (i) consisting of an agreement to dispose of any property in a disposition permitted by Section 5.2 and (ii) on earnest money deposits of cash or Cash Equivalents made in connection with any letter of intent or purchase agreement with respect to an acquisition permitted hereunder; and

(v) Liens on property owned by Constar Italy.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of Inventory or, if in connection with the compromise or collection thereof and for fair market value, Accounts that are not Eligible Accounts (prior to giving effect to the disposition), in each case, in the Ordinary Course of Business;

(b) dispositions of property that is worn-out, defective or obsolete or no longer economically practicable for any Credit Party to maintain or that is surplus or not used in the business of Holdings and its Subsidiaries having a book value or fair market value not exceeding $7,000,000 in the aggregate in any Fiscal Year, all in the Ordinary Course of Business;

(c)(i) a true lease or sublease of Real Estate not constituting Indebtedness and not constituting a sale and leaseback transaction and (ii) a sale of Real Estate or Equipment pursuant to a sale and leaseback transaction, in each case as permitted under Section 5.18;

(d) provided no Default or Event of Default is continuing or would result therefrom and subject to compliance with Section 5.4 and any subordination provisions applicable to such dispositions in the Master Intercompany Note or otherwise, dispositions between or among Credit Parties, except for dispositions of Eligible Accounts;

(e) dispositions (other than of (i) the Stock of any Subsidiary of any Credit Party or (ii) any Accounts of any Operating Company) not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than one hundred percent (100%) of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold (other than the sale or disposition of the Real Estate located in Collierville, Tennessee; and Jackson, Mississippi) by the Credit Parties and their Subsidiaries, together, shall not exceed (x) $10,000,000 in any Fiscal Year and (y) $20,000,000 in the aggregate, (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered and (v) after giving effect to such disposition, any resulting mandatory prepayment required pursuant to Section 1.8 shall be made;

(f) provided no Default or Event of Default is continuing or would result therefrom, the sale, conveyance, transfer, or other disposition of any property that does not constitute Collateral; provided, however, with respect to any such sale, conveyance, transfer, or other disposition pursuant to this clause (f), the fair market value for such property shall not exceed $750,000 in the aggregate per transaction or series of related transactions;

(g) provided no Default or Event of Default is continuing or would result therefrom, the leasing or subleasing of any property which is not Collateral to one or more third parties on such terms as the Credit Party or Subsidiary of a Credit Party shall determine to be commercially reasonable;

(h) provided no Default or Event of Default is continuing or would result therefrom, any other dispositions (other than of (i) the Stock of any Subsidiary of any Credit Party or (ii) any Accounts of any Operating Company) in the Ordinary Course of Business as long as any required mandatory prepayment is thereupon simultaneously made pursuant to Section 1.8, each such disposition is of fair market value and for cash, and any such disposition pursuant to this clause (g) shall not exceed $100,000 in value of assets sold or consideration received and that the aggregate of all such dispositions during any Fiscal Year pursuant to this clause (g) shall not exceed $500,000;

(i) dispositions of Cash Equivalents for fair market value;

(j) dispositions of accounts receivable and related property by Constar Holland in connection with any Constar Holland Financing;

(k) dispositions constituting a casualty loss;

(l) subject to compliance with Section 5.4, dispositions of equipment to Constar Holland provided that the aggregate of all such dispositions during any Fiscal Year shall not exceed $2,500,000;

(m) subject to compliance with Section 5.4, any Subsidiary of a Credit Party (that is not a Credit Party) may dispose of any or all of its assets to another Subsidiary of a Credit Party (that is not a Credit Party) or a Credit Party; and

(n) transactions permitted under Sections 5.1(k), 5.3 or 5.4.

To the extent the Required Lenders waive the provisions of this Section 5.2 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.2, subject to the approval of all Lenders to the extent Section 9.1(a)(vi) applies, such Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Collateral Documents, and the Agent shall take all actions reasonably requested by any Credit Party in order to effect the foregoing.

5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to (a) merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except in a transaction permitted under Sections 5.2 or 5.4 and except that upon not less than five (5) Business Days prior written notice to Agent, (a) any Subsidiary of Holdings may merge, consolidate with or into, dissolve or liquidate into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, Holdings or a Wholly-Owned Subsidiary of Holdings which is a Domestic Subsidiary, provided that Holdings or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity, transferee or lessee and a Credit Party, (b) any Foreign Subsidiary of Holdings may merge, consolidate with or into, dissolve or liquidate into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, another Foreign Subsidiary of Holdings, provided, if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity, transferee or lessee and if either constituent entity in such merger, dissolution or liquidation is a Credit Party, then the surviving entity must be a Credit Party, and, in each case, all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed and (c) Constar Foreign Holdings, Inc. may dissolve or liquidate Constar Italy.

To the extent the Required Lenders waive the provisions of this Section 5.3 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.3, subject to the approval of all Lenders to the extent Section 9.1(a)(vi) applies, such Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Collateral Documents, and the Agent shall take all actions reasonably requested by any Credit Party in order to effect the foregoing.

5.4 Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment (unless such commitment is made conditional upon the receipt of any consent otherwise required under this Agreement) to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit (unless such commitment is made conditional upon the receipt of any consent otherwise required under this Agreement) to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit (unless such commitment is made conditional upon the receipt of any consent otherwise required under this Agreement) to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”, it being understood and agreed, for the avoidance of doubt, that Capital Expenditures shall not constitute Investments, but Contingent Obligations shall constitute Investments), except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments by any Credit Party in any other Credit Party or in any Subsidiary which is not a Credit Party; provided, that: (i) if any such Credit Party or Subsidiary, as applicable, executes and delivers to any Credit Party a note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing by such Credit Party or such Subsidiary to such other Credit Party, that Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement or equivalent foreign security document, as applicable, as additional collateral security for the Obligations; (ii) each Credit Party shall accurately record all intercompany transactions on its books and records; (iii) at the time any such intercompany loan or advance is made by a Credit Party to any other Credit Party or Subsidiary, and after giving effect thereto, such Credit Party shall be Solvent; (iv) the aggregate amount of such intercompany Indebtedness owing by all Foreign Subsidiaries (including without limitation Constar UK), and all Subsidiaries which are not Credit Parties, to the other Credit Parties shall not exceed $30,000,000 at any one time outstanding in the aggregate, (v) all such Investments made by the Credit Parties in Foreign Subsidiaries (including without limitation Constar UK), and all Subsidiaries which are not Credit Parties, shall be to fund the working capital, capital expenditures and other general corporate purposes of such Foreign Subsidiaries (including without limitation Constar UK) and Subsidiaries which are not Credit Parties, as applicable; and (vi) all intercompany Indebtedness resulting from such Investments shall be subordinated to the Obligations pursuant to the Master Intercompany Note or otherwise subject to such documentation as is acceptable to the Agent;

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2;

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date and set forth in Schedule 5.4;

(f) Investments by any Subsidiary of Holdings that is not a Credit Party in the Borrower or any other Credit Party, the Indebtedness (if any) created by which shall be subordinated to the Obligations pursuant to the Master Intercompany Note or otherwise subject to such documentation as is acceptable to the Agent;

(g) loans or advances to employees permitted under Section 5.6;

(h) transactions permitted under Sections 5.1, 5.3(a), 5.3(b), 5.9 or 5.11(d), provided, however, that transactions permitted under Section 5.9 constituting Contingent Obligations of a Credit Party with respect to obligations of another Credit Party or Subsidiary of a Credit Party must also comply with Section 5.4(b);

(i) Investments constituting payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the Ordinary Course of Business;

(j) Investments not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $25,000,000 at any time;

(k) Investments constituting Rate Contracts;

(l) lease, utility and other similar deposits in the Ordinary Course of Business that do not constitute prepayments of payables;

(m) Permitted Acquisitions; and

(n) Investments by a Credit Party or Subsidiary of a Credit Party constituting repurchases of such Credit Party’s or Subsidiary’s Indebtedness or Stock or Stock Equivalents to the extent not otherwise prohibited by the terms of this Agreement.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations described in clause (a) of the definition thereof and permitted pursuant to Section 5.9;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d) Indebtedness not to exceed $15,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h) and Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b) or (f);

(f) Indebtedness in respect of the First Mortgage Notes (including with respect to any Permitted Refinancing thereof) plus any interest accrued in connection therewith;

(g) Indebtedness of Constar UK to Constar Holland, provided that such Indebtedness is subordinated to the Obligations pursuant to the that certain Subordination Agreement of even date herewith among the Agent, Constar UK and Constar Holland or otherwise on terms satisfactory to the Agent and the aggregate principal balance of such Indebtedness is not less than $4,000,000 at any time as measured using the trailing 30-day average of the exchange rate, as quoted by Reuters, between the currency of Constar’s obligations to Constar Holland and the Dollar (the “Average Exchange Rate”);

(h) Indebtedness of Constar Holland with respect to any Constar Holland Financing;

(i) other unsecured Indebtedness owing to Persons that are not Affiliates of the Credit Parties not exceeding $5,000,000 in the aggregate at any time outstanding;

(j) unsecured Indebtedness that is subordinated to the payment in full of the Obligations on terms satisfactory to the Required Lenders; provided, however, that the aggregate principal amount of all such unsecured Indebtedness shall not exceed $25,000,000 at any time;

(k) Guaranty Obligations of any Credit Party in respect of Indebtedness of any Credit Party that is otherwise permitted under this Section 5.5;

(l) Sale and leaseback transactions permitted pursuant to Section 5.18;

(m) Indebtedness under Rate Contracts permitted pursuant to Section 5.9(b); and

(n) unsecured Indebtedness that is subordinated to the Obligations pursuant to documentation as is acceptable to the Agent (except that, with respect to such Indebtedness consisting of the obligation to accept Stock or Stock Equivalents of Holdings in satisfaction of an exercise price or tax withholding obligation with respect to Stock or Stock Equivalents of Holdings, no subordination is required) arising from the obligation to purchase or otherwise acquire Stock or Stock Equivalents of Holdings granted or issued to any current or former director, officer, employee or other service provider of any Credit Party upon a termination of service or otherwise pursuant to an employment agreement or employee benefit plan approved by the board of directors of Holdings (or any committee thereof).

5.6 Employee Loans and Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement; or

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary;

(c) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $2,000,000 in the aggregate outstanding at any time;

(d) non-cash loans or advances made by Holdings to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of Holdings;

(e) loans under an employee benefit plan qualified under Section 401(a) of the Code and sponsored by a Credit Party;

(f) transactions with Affiliates of the Borrower or any Subsidiary permitted pursuant to subsections 5.2, 5.3, 5.4, 5.5 or 5.11, or the repayment, liquidation or unwinding thereof (except to the extent prohibited by Sections 5.5(g) or 5.20 or any applicable subordination provisions of the Loan Documents);

(g) salaries and other director or employee compensation to officers or directors of Holdings or any of its Subsidiaries commensurate with current compensation levels or market practices;

(h) indemnities provided by Credit Parties or their Subsidiaries in favor of their respective directors and officers thereof in the Ordinary Course of Business; and

(i) the grant, sale or issuance of Stock or Stock Equivalents of Holdings to directors and officers of Holdings and its Subsidiaries and share withholding and cashless exercise transactions in connection therewith.

5.7 Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any director or officer of any Credit Party or any Affiliate of any Credit Party, except as permitted by Section 5.6.

5.8 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not (i) increase the amount of such Contingent Obligations as of the date of such modification, extension or renewal except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred in connection with such modification, extension or renewal or as otherwise permitted pursuant to Section 5.9 or (ii) impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e) Contingent Obligations arising with respect to customary indemnification obligations, purchase price adjustments, earnouts and similar obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder; (ii) purchasers in connection with dispositions permitted under subsection 5.2; and (iii) counterparties with respect to surety and appeal bonds, performance bonds, workers’ compensation claims, self insurance obligations, bankers acceptances and other similar obligations arising in the Ordinary Course of Business (exclusive of obligations with respect to surety bonds which, if drawn, would result in equitable Liens against Collateral);

(f) Contingent Obligations arising under Letters of Credit;

(g) Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(h) Contingent Obligations incurred by any Credit Party and their Subsidiaries with respect to operating leases, take-or-pay contracts and other obligations of any Credit Party or Subsidiary thereof entered into in the Ordinary Course of Business and which do not constitute Indebtedness; and

(i) other Contingent Obligations not exceeding $5,000,000 in the aggregate at any time outstanding.

5.10 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event, including an ERISA Event, that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Benefit Plan, Title IV Plan or Multiemployer Plan (other than Liens encumbering Property not constituting Eligible Accounts or Eligible Inventory having a book and fair market value of less than $1,000,000) or (b) any ERISA Event, that would, in the aggregate, result in Liabilities in excess of $5,000,000.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness unless permitted by the relevant Subordination Agreement and Section 5.20 (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that:

(a) Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(b) any Credit Party or Subsidiary of any Credit Party may make Restricted Payments to the Borrower or any other Credit Party;

(c) the repayment, liquidation or unwinding of transactions between or among Credit Parties or their Subsidiaries permitted by Section 5.4 (except to the extent prohibited by Section 5.5(g) or 5.20 or any applicable subordination provisions of the Loan Documents); and

(d) Holdings may grant, sell and issue Stock and Stock Equivalents of Holdings and may purchase, redeem or otherwise acquire any Stock or Stock Equivalents from any director, officer, employee or other service provider to any Credit Party as permitted under any equity plan sponsored or maintained by a Credit Party (including with respect to share withholding and cashless exercise transactions).

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any material respect in any line of business different from those lines of business carried on by it on the date hereof (or which are similar, reasonably related, incidental, ancillary or complementary thereto or are reasonable extensions thereof).

5.13 Change in Organizational Documents. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, amend any of its Organization Documents in any respect adverse to Agent or Lenders.

5.14 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP (except for changes with which the Borrower’s accountants shall concur and that shall have been disclosed in the notes to the financial statements subject to Section 11.3), (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least ten (10) Business Days’ prior written notice to Agent and the acknowledgement of Agent (which Agent shall promptly provide) that all actions required by Agent, including those to continue the perfection of its Liens, have been completed.

5.15 Amendments to First Mortgage Notes Documents. No Credit Party shall and no Credit Party shall permit any of its Subsidiaries, to amend, supplement, waive or otherwise modify any provision of any First Mortgage Notes Document in a manner adverse to Agent or Lenders unless such amendment, supplement, waiver or other modification is made in connection with, and otherwise constitutes, a Permitted Refinancing.

5.16 No Negative Pledges.

(a) Except pursuant to the Loan Documents and the First Mortgage Notes Indenture (or any indenture or agreement pursuant to which the First Mortgage Notes are then outstanding or any Permitted Refinancing thereof), (i) no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents (other than Constar Holland with respect to any Constar Holland Financing) or to pay fees, including management fees, or make other payments and distributions to the Borrower or any Credit Party and (ii) no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired, except, in any case under clauses (i) or (ii) above, in connection with (1) any document or instrument governing Liens permitted pursuant to subsections 5.1(h) and 5.1(i), the First Mortgage Notes Indenture (or any Permitted Refinancing thereof) or any Constar Holland Financing, provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens and (2) any prohibition or limitation that (A) exists pursuant to applicable Requirements of Law, (B) consists of customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property permitted under Section 5.2 pending the consummation of such sale or disposition, but only with respect to the property subject to such sale or disposition or (C) restricts licensing, sublicensing or assignment of a contract (but not the creation of a Lien thereon to the extent constituting Collateral), or subletting or assignment of any lease governing a leasehold interest, of any Credit Party or Subsidiary thereof permitted hereunder.

(b) No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(k) and (ii) unless, in the case of any Credit Party other than Holdings, such Stock and Stock Equivalents are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Credit Parties owned by the Credit Parties are pledged to Agent as of the Closing Date, to the extent not excluded by Section 4.15.

5.17 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.30.

5.18 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale and leaseback transaction involving any of its Real Estate or Equipment, unless (a)(i) the sale of such assets is permitted by Section 5.2 and (ii) any liens arising in connection therewith are permitted by Section 5.1 or (b) after giving effect to such sale and leaseback transaction, (i) the Dollar Equivalent of the aggregate fair market value of all properties covered by sale and leaseback transactions (excluding such transactions of Constar Holland) would not exceed $5,000,000 and (ii) the Dollar Equivalent of the aggregate fair market value of all properties of Constar Holland covered by sale and leaseback transactions would not exceed $7,000,000.

5.19 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), in each case if such Release, violation, Environmental Liabilities or affect to the value or marketability of Real Estate would reasonably be expected to result in Material Environmental Liabilities or would reasonably be expected to have a Material Adverse Effect.

5.20 Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than:

(a) the Obligations,

(b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder;

(c) a Permitted Refinancing of Indebtedness permitted under Section 5.5;

(d) prepayments of other Indebtedness so long as the amounts prepaid do not exceed $1,000,000 in the aggregate;

(e) any mandatory prepayment or mandatory redemption of Indebtedness (other than the First Mortgage Notes) required by the terms thereof;

(f) prepayments and redemptions of Indebtedness effected solely with the proceeds of the issuance, sale or exchange of Stock or Stock Equivalents of Holdings provided no Default or Event of Default is continuing or would result therefrom;

(g) subject to subsection 5.5(g) and all applicable subordination provisions (including, without limitation, those of the Master Intercompany Note and those of the Subordination Agreement described in subsection 5.5(g)), prepayments of intercompany Indebtedness by any Credit Party or its Subsidiary to any other Credit Party or such Subsidiary;

(h) prepayment, redemption, purchase, defeasement or satisfaction of the First Mortgage Notes by Holdings so long as Excess Availability shall not be less than $50,000,000 at the time of, and after giving effect to, such prepayment, redemption, purchase, defeasement or satisfaction; and

(i) prepayment by Constar Holland of any Constar Holland Financing.

ARTICLE VI.

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1 Capital Expenditures. The Credit Parties shall not make or commit to make, and shall not cause or permit their Subsidiaries to make or commit to make, Capital Expenditures in excess of $25,000,000 in any Fiscal Year (the “Capital Expenditure Limitation”); provided, however, in the event the Credit Parties do not expend the entire Capital Expenditure Limitation in any Fiscal Year, the Credit Parties may carry forward solely to the immediately succeeding Fiscal Year seventy-five percent (75%) of the unutilized portion. All Capital Expenditures in that subsequent Fiscal Year shall first be applied to reduce the carry-forward from the previous Fiscal Year, if any, and then to reduce the applicable Capital Expenditure Limitation for such subsequent Fiscal Year. “Capital Expenditures” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.2 Minimum EBITDA. If Excess Availability during any Fiscal Quarter is less than $15,000,000 for any period of five (5) consecutive Business Days during such Fiscal Quarter, the Borrower shall not permit Consolidated EBITDA to be less than $40,000,000, calculated on a trailing twelve (12) month basis as of the last day of the then immediately preceding Fiscal Quarter.

ARTICLE VII.

EVENTS OF DEFAULT

7.1 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein or under any other Loan Document, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $250,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base and (C) errors occurring when Excess Availability continues to exceed $25,000,000 after giving effect to the correction of such errors;

(c) Specific Defaults.

(i) Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.3(a) or 9.10(d), Section 4.6, 4.9, 4.10 or 4.11 or Article V or VI; or

(ii) Any Credit Party fails to perform or observe any term, covenant or agreement contained in Section 4.1 or 4.2 and such failure shall continue unremedied for a period of five (5) days; or

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a), (b) or (c) hereof), and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders;

(e) Cross-Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable (other than by a regularly scheduled required prepayment) prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded, or (iii) any “Event of Default” shall occur under the First Mortgage Note Indenture (or the equivalent of any “Event of Default” shall occur under the definitive documents evidencing any Permitted Refinancing of the First Mortgage Notes);

(f) Insolvency; Voluntary Proceedings. The Borrower ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary (other than Constar Italy) of any Credit Party: (i) fails to pay or suspends making payments on any of its debts generally as they fall due, or admits in writing its inability to pay its debts generally as they fall due, subject to applicable grace periods, if any, whether at stated maturity or otherwise, or, by reason of actual or anticipated financial difficulties; (ii) voluntarily ceases to conduct its business in the ordinary course (except as permitted under this Agreement); (iii) takes any corporate action, legal proceedings, or other procedure to commence, or otherwise commences, any Insolvency Proceeding with respect to itself or any of its Property (other than Constar Italy); or (iv) takes, or its directors or officers take, any corporate action, legal proceedings, or other procedure to effectuate or authorize any Insolvency Proceeding; or (v) a moratorium is declared in respect of any indebtedness of any Credit Party or any Subsidiary (other than with respect to Constar Italy) of any Credit Party;

(g) Involuntary Proceedings. (i) Any corporate action, legal proceedings or other procedure is taken to effectuate or authorize any Insolvency Proceeding against or in relation to any Credit Party or any of its Property, or any Subsidiary (other than Constar Italy) of any Credit Party, or any of its Property, or any such Insolvency Proceeding is otherwise commenced, except for any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement, or, if earlier, the date on which it is advertised; (ii) any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person’s Properties with a value in excess of $5,000,000 individually or in the aggregate and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy for any Credit Party organized in the United States or within twenty-one (21) days after commencement, filing or levy for Constar UK or any other Credit Party organized in England and Wales; (iii) any Credit Party or Subsidiary (other than Constar Italy) of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; (iv) any Credit Party or any Subsidiary (other than Constar Italy) of any Credit Party acquiesces in the appointment of an administrator, receiver, administrative receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person (in any jurisdiction) in relation to itself or any of its Property; (v) any Lien is enforced in relation to any Credit Party or any of its Property or any subsidiary of any Credit Party or any of its Property which secures more than $5,000,000 of liabilities or encumbers Property having more than $5,000,000 in book or fair market value or (vi) any “Insolvency Event” (as defined in the Constar UK Deed of Charge and Assignment) occurs in relation to Constar UK;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries (other than Constar Italy) involving in the aggregate a liability of $5,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries (other than Constar Italy) which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Collateral. Any material provision of any Loan Document shall for any reason (other than a release or termination pursuant to the terms hereof or thereof) cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

(k) Change of Control. There shall occur any Change of Control; or

(l) Invalidity of Intercreditor Agreement. The provisions of the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or the Intercreditor Agreement. The replacement of the Intercreditor Agreement pursuant to a Permitted Refinancing of the First Mortgage Notes shall not constitute an Event of Default under this clause (l).

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of the Revolving Loan Commitment of each Lender to make Loans, the Swingline Commitment of the Swingline Lender to make Swingline Loans or the commitment of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Revolving Loan Commitment, Swingline Commitment or commitment to issue Letters of Credit, as applicable, shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to one hundred five percent (105%) of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations. The remaining balance of the cash collateral will be returned to the Borrower when all Letters of Credit have been terminated or discharged, all Revolving Loan Commitments have been terminated and all Obligations have been paid in full in cash.

ARTICLE VIII.

THE AGENT

8.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

8.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.

8.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

8.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to subsection 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this subsection 8.8(c).

8.9 Resignation of Agent or L/C Issuer.

(a) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within thirty (30) days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted, other than (x) L/C Reimbursement Obligations and (y) cash collateral of up to $50,000 securing contingent Obligations with respect to the Control Agreement among Borrower, Agent and The Bank of New York Mellon to be held until Agent’s potential liabilities with respect thereto have terminated, expired or otherwise been satisfied) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(b)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE IX.

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i) increase or extend the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to subsection 7.2(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under subsection 1.8(a)) may be postponed, delayed, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v) amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vi) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c) No amendment or waiver shall, unless signed by Agent and Required Lenders (or by Agent with the consent of Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of L/C Issuer to issue any Letter of Credit) in Section 2.2; (ii) amend or waive non-compliance with any provision of subsection 1.1(b)(iv); (iii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 2.2; (iv) amend or waive this subsection 9.1(c) or the definitions of the terms used in this subsection 9.1(c) insofar as the definitions affect the substance of this subsection 9.1(c); (v) amend or modify the definitions of Eligible Accounts, Eligible Inventory or Borrowing Base, including any increase in the percentage advance rates in the definition of Borrowing Base, in a manner which would increase the availability of credit under the Revolving Loan; or (vi) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder.

(d) Notwithstanding anything to the contrary contained in this Section 9.1, (x) Borrower may amend Schedules 3.16, 3.19 and 3.21 upon notice to Agent, (y) Agent may amend Schedule 1.1 to reflect Sales entered into pursuant to Section 9.9, and (z) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent (including the Securities and Exchange Commission’s EDGAR system provided that notice thereof is otherwise delivered pursuant to this Section 9.2(a)) or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness.

(i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent and appraisals, background checks and similar expenses, (b) Agent for all reasonable and documented costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to, arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding relating to the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person or any Indemnitee (subject to the proviso above in the immediately preceding sentence).

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, the Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Loan Commitment and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to Borrower); provided, however, that (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Loan Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $5,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent required) and Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Non-Funding Lenders shall be subject to Agent’s prior written consent in all instances. Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of any First Mortgage Note or an Affiliate of such a holder, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Revolving Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and the Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Revolving Loan Commitments and the payment in full of the Obligations.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Confidential Information. Each Lender, L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority (in which case such Lender, L/C Issuer or Agent shall promptly notify the Borrower to the extent lawfully permitted to do so), (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c) Tombstones. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority or securities exchange relating to a public offering of securities of any Credit Party or the reports filed by any Credit Party in accordance with the Securities Exchange Act of 1934, as amended) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital to the extent lawfully permitted to do so.

(e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) this Agreement, other than the schedules and exhibits attached hereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of the Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the Borrower Materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of Borrower Materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(b).

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)(i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Articles VIII (Agent) and X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Revolving Loan Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. Within forty-five (45) days after: (i) receipt by the Borrower of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any Lender becoming a Non-Funding Lender and failing to cure such status or (iii) any failure by any Lender (other than Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such defaulting or non-consenting Lender, as the case may be) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Revolving Loan Commitment to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Borrower or Agent may obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or an Impacted Lender at any time and without prior notice to such Non-Funding Lender or an Impacted Lender and cause its Loans and Revolving Loan Commitment to be sold and assigned at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

ARTICLE X.

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by overall net income (however denominated, including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party by the jurisdiction (or any political subdivision thereof) in which such Secured Party is organized, maintains its principal office or applicable Lending Office, or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by Agent or any Lender to deliver the documentation required to be delivered pursuant to clause (f) below.

(b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within thirty (30) days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, (x) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under this clause (b), designates a new Lending Office or experiences a change in circumstances (other than a change in a Requirement of Law), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, or such Secured Party was entitled at the time of designation of a new Lending Office or change in circumstances, to receive additional amounts under this clause (b), or (y) any United States backup withholding tax required by the Code to be withheld from amounts payable to a Secured Party that is subject to backup withholding due to (A) notified payee underreporting of reportable interest or dividend payments or other reportable payments or (B) the IRS notifying Agent or Borrower that the furnished taxpayer identification number is incorrect.

(c) In addition, the Borrower agrees to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within thirty (30) days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. Additionally, no Lender shall be entitled to any payment under this Section 10.1 more than 120 days after such Lender received notice of its entitlement to such payment; provided, that the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this subsection 10.1(e). In the event that any Lender determines that any event or circumstance that will lead to a claim for payment under this Section 10.1 has occurred or will occur, such Lender will use commercially reasonable efforts to so notify the Borrower; provided, that any failure to provide such notice shall in no way impair the rights of such Lender to demand and receive payment under this Section 10.1.

(f)(i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.

(g) If the Agent or any Lender shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of any amounts payable pursuant to this Section 10.1 as to which it has been indemnified by the Borrower or with respect to which Borrower has paid additional amounts, the applicable Agent or Lender shall use commercially reasonable efforts to notify the Borrower of the availability of such refund claim and, if the applicable Agent or Lender determines in its sole discretion that making a claim for refund will not have an adverse effect on its Taxes or business operations, shall, within sixty (60) days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund. If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any amounts payable pursuant to this Section 10.1 as to which it has been indemnified by the Borrower or with respect to which Borrower has paid additional amounts, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 10.1 with respect to amounts giving rise to such refund), net of all out-of-pocket expenses of the Agent and/or the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection 10.1(g) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists (which such Lender shall promptly provide).

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full or convert to Base Rate Loans all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintaining any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Loan Commitment, loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 120 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

10.4 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and the calculation thereof and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI.

DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Additional Guarantor”	4.15(a)
“Affected Lender”	9.22
“Agent Report”	8.5(c)
“Aggregate Excess Funding Amount”	1.1(b)
“Agreement”	Preamble
“Average Exchange Rate”	5.5(g)
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Capital Expenditures”	Exhibit 4.2(b)
“Capital Expenditure Limitation”	6.1
“Constar Holland”	Recitals
“Constar Italy”	Recitals
“Eligible Accounts”	1.12
“Eligible Inventory”	1.13
“Eurocurrency Liabilities”	10.6
“Event of Default”	7.1
“Fee Letter”	1.9(a)
“GE Capital”	Preamble
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitee”	9.6(a)
“Intercompany Notes”	5.4(b)
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)
“L/C Request”	1.1(b)
“L/C Sublimit”	1.1(b)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(a)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.29
“Other Lender”	1.11(e)
“Other Taxes”	10.1(c)
“Overadvance”	1.1(a)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Replacement Lender”	9.22
“Restricted Payments”	5.11
“Revolving Loan”	1.1(a)
“Revolving Loan Commitment”	1.1(a)
“Sale”	9.9(b)
“SDN List”	3.27
“Settlement Date”	1.11(b)
“Swingline Request”	1.1(c)
“Swing Loan”	1.1(c)
“Taxes”	10.1(a)
“Tax Returns”	3.10
“UK Pension Plans”	3.7(b)
“Unused Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“2008 Pepsi Contract” means the supply agreement, dated as of January 1, 2009, between the Borrower and Pepsi-Cola Advertising and Marketing, Inc.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of an Operating Company in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by an Operating Company, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of any Operating Company who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means GE Capital in its capacity as administrative agent for the Secured Parties hereunder, and any successor administrative agent.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $75,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Margin” means:

(a) for the period commencing on the Closing Date through the first day of the calendar month immediately following the calendar month during which financial statements for June 2010 are delivered:

(i) if a Base Rate Loan, three percent (3.00%) per annum; and

(ii) if a LIBOR Rate Loan, four percent (4.00%) per annum; and

(b) thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin per annum in effect from time to time determined as set forth on the table below based upon the applicable Monthly Average Usage during the calendar month then most recently ended:

If Monthly Average Usage is:	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans
<$30,000,000	2.75%	3.75%
≥$30,000,000, but ≤ $50,000,000	3.00%	4.00%
> $50,000,000	3.25%	4.25%

If an Event of Default is continuing at the time that a reduction in the Applicable Margins is to be implemented in accordance with the table above, such reduction will be deferred until the first day of the calendar month after the written waiver thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, in substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of:

(a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent);

(b) the sum of three percent (3.00%) per annum and the Federal Funds Rate; and

(c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of three (3) months determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than two and one-half percent (2.50%) per annum), plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.

Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, Federal Funds Rate or LIBOR for an Interest Period of three (3) months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to:

(a) eighty-five percent (85%) of the Dollar Equivalent of the book value of Eligible Accounts of the Operating Companies at such time;

plus

(b) the lesser of (i) sixty-five percent (65%) of the Dollar Equivalent of the book value of Eligible Inventory of the Operating Companies valued at the lower of cost on a first-in, first-out basis or market, and (ii) up to eighty-five percent (85%) of the Dollar Equivalent of the book value of the Net Orderly Liquidation Value of Eligible Inventory of the Operating Company;

minus

(c) $2,500,000

minus

(d) the Secured Rate Contract Reserve;

in each case less Reserves established by Agent at such time in its Permitted Discretion; provided, that:

(i) the portion of the Borrowing Base attributable to clause (b) above shall not at any time exceed the lesser of (x) $40,000,000 and (y) sixty percent (60%) of the Borrowing Base before subtracting the amounts set forth in clauses (c) and (d) above and after the application of clauses (ii) and (iii) of this proviso;

(ii) the portion of the Borrowing Base attributable to clause (b) above comprised of Eligible Inventory consisting of spare parts and pallets shall not at any time exceed $2,000,000; and

(iii) the portion of the Borrowing Base attributable to clause (b) above and comprised of Eligible In-Transit Inventory shall not at any time exceed $2,500,000.

“Borrowing Base Certificate” means a certificate of the Borrower in substantially the form of Exhibit 11.1(b) hereto, duly completed as of its date.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan or the determination of the Base Rate, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or the government of the United Kingdom or (ii) issued by any agency of the United States federal government or the government of the United Kingdom the obligations of which are fully backed by the full faith and credit of the United States federal government or the government of the United Kingdom, as the case may be, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government or government of the United Kingdom, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States or England and Wales, (d) any Dollar-denominated or Euro-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of, and located in, the United States, any state thereof or the District of Columbia or England and Wales, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States or English money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States or England; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Change of Control “ means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of thirty-five percent (35%) or more of the issued and outstanding Voting Stock of Holdings, (b) during any period of twelve (12) consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the stockholders of Holdings was approved by a vote of at least fifty percent (50%) of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election were previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (c) Holdings shall cease to own and control directly or through one or more Subsidiaries all of the economic and voting rights associated with all of the outstanding Stock of any Operating Company (other than Holdings) or (d) a “change of control” shall occur under the First Mortgage Notes Indenture.

“Closing Date” means February 11, 2010.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted under this Agreement or under any Collateral Document.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the UK Collateral Documents, each Control Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period:

(a) Consolidated Net Income of such Person for such period

plus

(b) the sum of, in each case to the extent included in the calculation of Consolidated Net Income but without duplication:

(i) any provision for income taxes;

(ii) Consolidated Interest Expense;

(iii) loss from extraordinary items;

(iv) depreciation, depletion and amortization expenses, including amortization related to asset retirement obligations;

(v) non-recurring transaction expenses incurred through February 28, 2010, including without limitation any such expenses relating to the transactions contemplated by the Loan Documents (provided that the aggregate amount of expenses added to Consolidated Net Income pursuant to this clause (v) shall not exceed $15,000,000);

(vi) (A) non-recurring cash charges incurred from January 1, 2010 through December 31, 2010 related to restructuring the business to accommodate the requirements of the 2008 Pepsi Contract (provided that the aggregate amount of expenses added to Consolidated Net Income pursuant to this clause (vi)(A) shall not exceed $650,000) and (B) non-recurring cash charges incurred prior to January 1, 2010 related to restructuring the business to accommodate the requirements of the 2008 Pepsi Contract;

(vii) cash restructuring charges of up to $1,500,000 per fiscal year (subject to Borrower having provided Agent with supporting detail for such charges as may be reasonably satisfactory to Agent); and

(viii) all other non-cash charges and non-cash losses for such period, including foreign currency adjustments, additions to accounts receivable and inventory reserves, impairment charges for goodwill and other assets, accounting changes, financing costs, the amount of any compensation deduction as the result of any grant of stock or stock equivalents to employees, officers, directors or consultants, but excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or a reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period minus

(c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person and (v) any other non-cash gains or other items, including accounting changes, which have been added in determining Consolidated Net Income (other than the accrual of revenue in the ordinary course), including any reversal of a change referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent.

“Consolidated Interest Expense” means, with respect to any Person for any period, interest expense paid or payable of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, without duplication, (i) net amount payable or receivable under any Rate Contract that is hedging interest expenses, (ii) interest expense attributable to Capital Lease Obligations, (iii) commissions, discounts, and other fees and charges attributable to letters of credit, surety bonds and performance bonds (whether or not matured), (iv) amortization of debt discount, (v) capitalized interest and interest paid in the form of additional Indebtedness, and (vi) cash or non-cash interest expense.

“Consolidated Net Income “ means, for any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided , however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary and (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation.

“Constar Holland Financing” shall mean receivables and inventory financing provided to Constar Holland, the aggregate principal amount of which shall not exceed the book or fair market value of the receivables, inventory and related rights and interests of Constar Holland, may be secured by such assets only and their proceeds, but not the Stock of Constar Holland, and shall not be guaranteed by or subject to any other credit support of any Credit Party.

“Constar UK” means Constar International U.K. Limited, a company organized under the laws of England and Wales.

“Constar UK Deed of Charge and Assignment” means that certain deed of charge and assignment, dated of even date herewith, made by Constar UK in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Constar UK Guarantee and Indemnity” means that certain guaranty and indemnity, dated of even date herewith, made by Constar UK in favor of Agent and the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Constar UK Prescribed Part Reserve” means £600,000.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Contribution Notice” means a notice issued by the Pensions Regulator in accordance with section 38 of the United Kingdom Pensions Act 2004 (as amended).

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities account or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Holdings, the Borrower, each other signatory hereto as a “Credit Party” and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Agent (notice of which Agent shall promptly provide to Borrower following Borrower’s request therefor) using any method of determination it reasonably deems appropriate.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, by the Securities and Exchange Commission’s EDGAR system (provided written notice thereof has separately been delivered to the intended recipient of such communication or posting) or otherwise to or from an E-System or other equivalent service acceptable to Agent.

“Eligible In-Transit Inventory” means all raw materials and finished goods Inventory owned by an Operating Company, which Inventory is in transit within such Operating Company’s country of jurisdiction to one of such Operating Company’s facilities located in such Operating Company’s country of jurisdiction and which Inventory (a) is fully insured, (b) is subject to a first priority perfected security interest in and lien upon such goods in favor of Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Operating Company), and (c) otherwise meets the criteria for “Eligible Inventory” hereunder.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Benefit Plan or a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Benefit Plan or a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Benefit Plan or a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Benefit Plan, Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Benefit Plan subject to Section 401(a) of the Code, Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, Title IV Plan or Multiemployer Plan.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Euros”, “euros” and “€” each mean the currency constituted by the Treaty on the European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Excess Availability” means, as of any date of determination, (a) (i) the lesser of the Aggregate Revolving Loan Commitment and (ii) the Borrowing Base minus (b) the Total Exposure.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“Financial Support Direction” means a direction issued by the Pensions Regulator in accordance with section 43 of the United Kingdom Pensions Act 2004 (as amended).

“First Mortgage Collateral” means the Collateral set forth on Schedule 11.1.

“First Mortgage Notes” means the floating rate notes due 2012 issued by Holdings under the First Mortgage Notes Indenture and any Permitted Refinancing with respect thereto.

“First Mortgage Notes Documents” means the First Mortgage Notes Indenture, the First Mortgage Notes, the Security Agreements (as defined in the First Mortgage Notes Indenture), the Mortgages (as defined in the First Mortgage Notes Indenture).

“First Mortgage Notes Indenture” means the Indenture, dated as of February 11, 2005, between Holdings and The Bank of New York, as Trustee.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party through one or more Domestic Subsidiaries.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Fixed Charge Coverage Ratio” shall mean, for any period of determination, the ratio of (a) Consolidated EBITDA for such period to (b) the sum of (i) Consolidated Interest Expense paid or accrued (excluding (x) interest paid in kind and (y) non-cash accretion of interest on the First Mortgage Notes), but for the avoidance of doubt including the accrual of cash interest on of the First Mortgage Notes, without duplication for such period, (ii) scheduled payments of principal with respect to Indebtedness during such period, (iii) unfinanced Capital Expenditures (incurred or paid with proceeds of operating cash or Revolving Loans) during such period, (iv) income taxes paid in cash during such period and (v) cash dividends and other equity distributions during such period paid by Holdings.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States of America or a state or possession of the United States of America.

“GAAP” means (a) in respect of Constar UK, generally accepted accounting principles in the United Kingdom; (b) in respect of any other Foreign Subsidiary of Holdings, generally accepted accounting principles in the jurisdiction of such Foreign Subsidiary’s incorporation and (c) in all other cases, generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, in each case subject to Section 11.3 hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty and Security Agreement” means that certain U.S. Guaranty and Security Agreement, dated as of even date herewith, made by the applicable Credit Parties that are not Foreign Subsidiaries in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Impacted Lender” means any Lender that fails promptly to provide Agent, upon Agent’s request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables and expenses entered into or incurred in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan, off-balance sheet securitization or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof), valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. For the avoidance of doubt, the following shall not constitute Indebtedness: (i) obligations arising from honoring by a bank or other financial institution of a check draft of similar instrument against insufficient funds, provided that such obligations are outstanding no more than two (2) Business Days; (ii) obligations incurred in the Ordinary Course of Business owed to any Person (including obligations in respect of letters of credit for the benefit of any such Person) providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Holdings or any Subsidiary of Holdings, pursuant to reimbursement or indemnification obligations to such Person; (iii) unsecured obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than Guaranty Obligations incurred by any Person acquiring all or any portion of such business, assets or such Subsidiary for the purpose of financing such acquisition and (iv) Contingent Obligations with respect to surety bonds permitted under Section 5.9.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, administration, receivership, administrative receivership, dissolution, winding-up or relief of debtors; (b) the appointment of an administrator, receiver, administrative receiver, trustee, custodian, conservator, liquidator, compulsory manager or other similar officer or (c) any general assignment for the benefit of creditors, compromise, composition, marshaling of assets for creditors, scheme of arrangement, company voluntary arrangement, moratorium, suspension of payments or other, similar arrangement in respect of its creditors generally or any substantial portion or class of its creditors; in each case in (a) , (b) and (c) above, undertaken under U.S. Federal, state or any other applicable law including the Bankruptcy Code, and including any analogous case, appointment, event, procedure or step taken in any jurisdiction.

“Intellectual Property” means, collectively, all rights, title, interests, priorities and privileges of any Credit Party in or relating to intellectual property and industrial property arising under any Requirement of Law, whether under United States, multinational or foreign laws or otherwise, and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means the Access, Use and Intercreditor Agreement dated as of the date hereof by and among the Agent and The Bank of New York as trustee under the First Mortgage Notes Indenture.

“Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under interest Rate Contracts for such period minus (b) any Consolidated interest income of such Person and its Subsidiaries for such period.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan the last day of each Interest Period applicable to such Loan and (b) with respect to Base Rate Loans (including Swing Loans) the first day of each month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one (1), two (2) or three (3) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“L/C Issuer” means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by the Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in subsection 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the highest of:

(a) two and one-half percent (2.50%) per annum;

(b) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period; or

(c) the offered rate per annum for deposits of Dollars for an Interest Period of three (3) months that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period.

If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit, any subordination agreement and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Development” means as a development that would reasonably be expected to result in (a) an increase of $1,000,000 or more in the amount of damages or Environmental Liabilities that a Credit Party or any Subsidiary thereof would suffer, or (b) an increase of $1,000,000 of other adverse effects upon a Credit Party or Subsidiary thereof, had such development not occurred.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of the Credit Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Agent or Lenders) to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of the Liens granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents. Without limiting the generality of the foregoing, any event or occurrence which results or would reasonably be expected to result in Liabilities to the Credit Parties in excess of $5,000,000 individually or in the aggregate shall be deemed to have a Material Adverse Effect.

“Master Intercompany Note” means the Global Intercompany Note dated the Closing Date among the Credit Parties and their Subsidiaries.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $6,000,000 in the aggregate.

“Monthly Average Usage” means, as of any date of determination, (i) the average daily balance of the Aggregate Revolving Loan Commitment during the preceding calendar month less (ii) the sum of (x) the average daily principal balance of all Revolving Loans outstanding plus (y) the average daily principal balance of all Swing Loans outstanding plus (z) the average daily amount of Letter of Credit Obligations, in each case, during the preceding calendar month.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent by an appraiser reasonably acceptable to Agent.

“Non-Funding Lender” means any Lender (a) that has failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due, (b) that has given verbal or written notice to the Borrower, Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents, (c) as to which Agent has a good faith belief that such Lender or an Affiliate of such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under one or more other syndicated credit facilities or (d) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Lender and Agent has determined that such Lender may become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note and Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Operating Company” means each of the Borrower, Holdings and Constar UK.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice, or the ordinary course of business for similarly situated persons and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Pensions Regulator” means the UK pensions regulator established pursuant to the United Kingdom Pensions Act 2004 (as amended).

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, that is applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by Holdings or any of its Subsidiaries if all of the following conditions are met:

(a) no Event of Default has occurred and is continuing or would result therefrom;

(b) all actions, if any, required to be taken under Section 4.15 with respect to any acquired or newly formed Subsidiary and its property are taken as and when required under Section 4.15;

(c) after giving effect thereto on a pro forma (calculated in a manner acceptable to Agent) and an actual basis, the Fixed Charge Coverage Ratio is not less than 1.25 to 1.00, calculated on a trailing twelve (12) month basis as of the last day of the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) under Section 4.1;

(d) after giving effect thereto on a pro forma basis (calculated in a manner acceptable to Agent) for the period of four (4) Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) under Section 4.1, (x) no Event of Default would exist hereunder and (y) there is at least $35,000,000 of Excess Availability; and

(e) no action taken or proposed in connection with such Acquisition, whether pursuant to the terms of this Agreement or otherwise, would be or give rise to unlawful financial assistance under Chapter 2 of Part 18 of the United Kingdom Companies Act 2006, and no such action or the Acquisition itself would be otherwise prohibited by or contravene any applicable law or regulation or would be ultra vires or would amount to or give rise to a breach of duty by any director or officer of Holdings or any of its Subsidiaries.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under subsection 5.5(c), 5.5(d) or 5.5(f) that (a) other than the refinancing or extension of Indebtedness permitted under subsection 5.5(f), has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended (plus all accrued but unpaid interest, fees, premiums and make-whole amounts due in connection with the refinancing and all fees and expenses payable in connection with such refinancing), (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are obligors of the Indebtedness being refinanced or extended, (f) other than with respect to interest rates and other pricing terms, is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended and (g) in the case of any refinancing or extension of Indebtedness permitted under subsection 5.5(f) does not require any payment of principal prior to ninety (90) days following the Revolving Termination Date.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pounds Sterling”, “pounds sterling” and “£” each mean lawful money of the United Kingdom.

“Prior Credit Agreement” means the Senior Secured Super-Priority Debtor in Possession and Exit Credit Agreement dated as of December 31, 2008 among Holdings, the lenders party thereto and Citicorp USA, Inc., as agent, as amended, supplemented or otherwise modified.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodities prices.

“Real Estate” means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders then holding at least fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding at least fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case legally binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Borrowing Base (a) reserves (including the Constar UK Prescribed Part Reserve) established by Agent from time to time upon reasonable notice to the Borrower against Eligible Accounts pursuant to Section 1.12 and Eligible Inventory pursuant to Section 1.13, (b) reserves of up to $50,000 for contingent Obligations with respect to the Control Agreement among Borrower, Agent and The Bank of New York Mellon unless and until such time as Agent’s potential liabilities with respect thereto have terminated, expired or otherwise been satisfied or such potential liabilities are made subject to cash collateral pursuant to subsection 8.10(b) and (c) such other reserves against Eligible Accounts, Eligible Inventory or Availability that Agent may, in its Permitted Discretion, establish from time to time upon reasonable notice to the Borrower. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness at any time that Excess Availability is less than $10,000,000 shall be deemed to be an exercise of Agent’s Permitted Discretion. Notwithstanding the foregoing, Reserves established solely for purposes of subsections 1.13(d) and (e) shall be limited, with respect to each applicable leased, warehouse, bailee or consignment location, to such Reserves which do not exceed an amount approximately equal to, in the Agent’s reasonable estimation after consultation with Borrower, (x) two months’ charges and expenses for rents, warehouse charges, processing charges, consignment fees and other charges owing to the applicable landlord, warehouseman, bailee or consignee (in addition to any such amounts which are actually past due), and (y) the amount secured by any known third party security interests in the subject Inventory granted by such bailee or consignee (or the value of such Inventory if less) except to the extent such Inventory has been delivered to such bailee or consignee after Agent shall have delivered notice to such third parties of Agent’s senior perfected security in such Inventory.

“Responsible Officer” means the chief executive officer or the president of the Borrower or Holdings or any other executive officer of the Borrower or Holdings; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer, controller or vice president of finance of the Borrower or Holdings or any other officer of the Borrower or Holdings having substantially the same authority and responsibility.

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earliest to occur of:

(a) February 11, 2013;

(b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement; and

(c) the date that is ninety (90) days prior to the final maturity date of the First Mortgage Notes.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and its successors.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between the Borrower and the counterparty thereto, which (i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Rate Contract Reserve” means such amounts as the Agent may from time to time establish, in the Agent’s Permitted Discretion in connection with a Secured Rate Contract.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with the Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent, prospective and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent, prospective or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Swingline Commitment” means $15,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Exposure” means, as of any date of determination, the sum of (i) the outstanding Revolving Loans, (ii) the aggregate amount of Letter of Credit Obligations and (iii) the outstanding Swing Loans.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Charge Over Shares” means that certain charge over shares, dated of even date herewith, made by Constar Foreign Holdings, Inc. in respect of its shares in Constar UK, in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“UK Collateral Documents” means the Constar UK Guarantee and Indemnity, the Constar UK Deed of Charge and Assignment and the UK Charge Over Shares.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” (except in the case of the First Mortgage Notes prior to any refinancing thereof). A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

11.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

11.5 Dollar Equivalent. Unless specifically stated to the contrary, each reference to any amount in this Agreement shall be deemed to mean a reference to the Dollar Equivalent of such amount. For purposes of determining Borrower’s compliance with any provision of Articles V or VI hereof, the Dollar Equivalent amount of any transaction or incurrence of a Liability shall be determined solely at the time of the consummation of a transaction or incurrence of any Liability which requires compliance with such provision and shall be re-determined solely at the time of the consummation of any subsequent transaction or incurrence of a Liability requiring compliance with the same provision.

11.6 Electronic Transmission. If any materials required to be delivered pursuant subsections 4.1(a), 4.1(b), 4.2(c) are delivered by Electronic Transmission by posting any materials with the Securities and Exchange Commission’s EDGAR system, the Borrower shall provide prompt written notice thereof to the Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized signatories as of the day and year first above written.

BORROWER:

CONSTAR, INC.

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer
FEIN:	58-0680950

Address for notices:
Constar, Inc.

One Crown Way
Philadelphia, PA 19154
Attn:	J. Mark Borseth
Facsimile:	(215) 552-3715

[Signature Page to Credit Agreement]

CONSTAR INTERNATIONAL INC., as a Credit Party

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer
FEIN:	13-1889304

Address for notices:
Constar International Inc.
One Crown Way
Philadelphia, PA 19154
Attn:	J. Mark Borseth
Facsimile:	(215) 552-3715

BFF INC., as a Credit Party

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer
FEIN:	04-2521229

Address for notices:
BFF Inc.
One Crown Way
Philadelphia, PA 19154
Attn:	J. Mark Borseth
Facsimile:	(215) 552-3715

DT, INC., as a Credit Party

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer
FEIN:	63-0247693

Address for notices:
DT, Inc.
One Crown Way
Philadelphia, PA 19154
Attn:	J. Mark Borseth
Facsimile:	(215) 552-3715

[Signature Page to Credit Agreement]

CONSTAR FOREIGN HOLDINGS, INC., as a Credit Party

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer
FEIN:	14-1838591

Address for notices:
Constar Foreign Holdings, Inc.
One Crown Way
Philadelphia, PA 19154
Attn:	J. Mark Borseth
Facsimile:	(215) 552-3715

CONSTAR INTERNATIONAL U.K. LIMITED, as a Credit Party

By:	/s/ Chris Phelan
Name:	Chris Phelan
Title:	VP Europe
FEIN:	N/A

Address for notices:
Constar International U.K. Limited
Moore Lane Trading Estate
Sherburn in Elmet
North Yorkshire LS25 6ES
United Kingdom
Attn:	Chris Phelan
Facsimile:	44 1977882096

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Swingline Lender and as a Lender

By:	/s/ Thomas Morante
Name:	Thomas Morante
Title:	Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
Attn: Tom Morante, Account Manager
299 Park Avenue
New York, New York 10171
Facsimile: (646) 428-7094

With a copy to:

General Electric Capital Corporation
201 Merritt 7
Norwalk, Connecticut 06851
Attention: General Counsel – Corporate Finance Facsimile: (203) 956-4216

And:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Michael L. Gold
Facsimile: (312) 853-7036

[Signature Page to Credit Agreement]

Schedule 1.1

Revolving Loan Commitments

General Electric Capital Corporation	$75,000,000

Schedule 1.1-1

EXHIBIT 11.1(b)

to

CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

CONSTAR, INC.

Date:             ,

This Certificate is given by Constar, Inc. (the “Borrower”), pursuant to subsection 4.2(d) of that certain Credit Agreement dated as of February 11, 2010 among the Borrower, the other Credit Parties party thereto, the Lenders from time to time party thereto and General Electric Capital Corporation, as agent for the Lenders and other Secured Parties (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned is duly authorized to execute and deliver this Borrowing Base Certificate. By executing this Certificate such officer of the Borrower hereby certifies to Agent and Lenders on behalf of the Borrower and without personal liability that:

(a)	Attached hereto as Schedule 1 is a calculation of the Borrowing Base as of the above date;

(b)	Based on such schedule, the Borrowing Base as of the above date is: $[ ]; and

(c)	Attached hereto as Schedules 2 through are the reports required by Sections 4.2(e), (f) and (g) as of the above date.

IN WITNESS WHEREOF, Borrower has caused this Borrowing Base Certificate to be executed by its [        ] as of the date first written above.

CONSTAR, INC., as the Borrower

By:
Its:

Exhibit 11.1(b)-1